UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Horizon Lines, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HORIZON LINES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of Horizon Lines, Inc. will be held at The Charlotte City Club, Interstate Tower, 31st Floor, 121 West Trade Street, Charlotte, North Carolina 28202, on Tuesday, June 3, 2008 at 11:00 a.m., Eastern Daylight Time, for the following purposes:

1. to elect three Class III directors to serve for three-year terms or until their successors are duly elected and qualified;

2. to approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock, par value $0.01 per share (the “Common Stock”) from 50,000,000 to 100,000,000;

3. to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 21, 2008; and

4. to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on April 7, 2008, will be entitled to notice of and to vote at the meeting or any postponements or adjournments of the meeting.

The Board of Directors unanimously recommends voting FOR the above proposals.

Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy and return it promptly in the enclosed postage paid reply envelope. This will assist us in preparing for the meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on June 3, 2008:

The proxy statement and our 2007 annual report are available at the web site, http://www.proxyvote.com.

By Order of the Board of Directors,

/s/  Robert S. Zuckerman
Robert S. Zuckerman,
Secretary

April 18, 2008
Charlotte, North Carolina

The enclosed proxy is being solicited by the Board of Directors, or the Board, of Horizon Lines, Inc., or us, we, our, or the Company, for the 2008 Annual Meeting of Stockholders or any adjournment of the meeting, for the purposes set forth in “Notice of Annual Meeting of Stockholders.”

Copies of this proxy statement and the materials which accompany it were first available to the stockholders on or about April 18, 2008.

Attending the Annual Meeting.  The 2008 Annual Meeting will be held at The Charlotte City Club, Interstate Tower, 31st Floor, 121 West Trade Street, Charlotte, North Carolina 28202, on Tuesday, June 3, 2008, at 11:00 a.m., Eastern Daylight Time. Holders of the Company’s common stock, par value $.01 per share, or Common Stock, as of the close of business on April 7, 2008, or the Stockholders, will be entitled to attend the meeting.

HORIZON LINES, INC.
4064 Colony Road
Charlotte, North Carolina 28211
(704) 973-7000

GENERAL INFORMATION

Why did I receive this proxy statement?

This proxy statement is furnished in connection with the solicitation of proxies on behalf of our Board to be voted at the Annual Meeting of our Stockholders to be held on June 3, 2008, and any adjournment thereof, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.” The meeting will be held at The Charlotte City Club, Interstate Tower, 31st Floor, 121 West Trade Street, Charlotte, North Carolina 28202, on Tuesday, June 3, 2008 at 11:00 a.m., Eastern Daylight Time. This proxy statement and accompanying form of proxy are being first sent or given to our Stockholders on or about April 18, 2008. Our annual report for the fiscal year ended December 23, 2007 accompanies this proxy statement.

Who is soliciting my vote?

Our Board is soliciting your vote at the 2008 Annual Meeting of Horizon Lines, Inc.

Who is entitled to vote?

Only our Stockholders of record at the close of business on April 7, 2008, or the Record Date, are entitled to receive notice of the meeting, attend the meeting and to vote the shares of our Common Stock that they held on that date at the meeting, or any adjournment thereof. Each outstanding share entitles the Stockholder of record thereof to cast one vote on each matter to be voted upon.

Who can attend the meeting?

All Stockholders of record as of the close of business on the Record Date, or their duly appointed proxies, may attend the meeting. Each Stockholder may be asked to present valid picture identification, such as a driver’s license or passport.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. If you are a Stockholder of record, your name will appear on our Stockholder list.

What will I vote on?

Three items:

•	the election of three Class III directors to our Board.

•	the amendment of our certificate of incorporation to increase the number of authorized shares of our Common Stock from 50,000,000 to 100,000,000.

•	the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 21, 2008.

Will there be any other items of business on the agenda?

We do not expect any other items of business at the meeting. Nonetheless, if there is an unforeseen need, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the meeting. These persons will use their best judgment in voting your proxy.

Why are three Class III directors being elected?

Our certificate of incorporation requires the election of Class III directors at the third annual meeting of the Stockholders following the date of effectiveness of our Registration Statement on Form S-1 for our initial public offering of Common Stock, or initial public offering, which was consummated on September 30, 2005.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the voting power of the shares of our capital stock outstanding on the Record Date and entitled to vote at the meeting will constitute a quorum, permitting business to be conducted at the meeting. 30,222,047 shares of Common Stock were outstanding as of the Record Date. Proxies received but marked as abstentions, broker non-votes and votes withheld for director nominees or the ratification of our independent registered public accounting firm will be included in the calculation of the number of shares considered to be present at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

How do I submit my vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered Stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” Stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing either a notice of revocation or a duly executed proxy bearing a later date with our Secretary, Robert S. Zuckerman, Esq., at our principal executive offices, 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. The powers of the proxy holder(s) will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the recommendations of our Board?

Our Board recommends a vote FOR election of the nominated slate of directors, FOR the amendment to our certificate of incorporation to increase the number of authorized shares of our Common Stock from 50,000,000 to 100,000,000; and FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 21, 2008.

What vote is required to approve each item?

•	Election of Directors. A nominee will be elected as a director if he receives a plurality of the votes cast at the meeting. Broker non-votes and marking your proxy card to withhold authority for all or some nominees will not be counted either for or against a director nominee.

•	Amendment of Certificate of Incorporation. The affirmative vote of the holders of a majority in voting power of our capital stock entitled to vote and present in person or by proxy at the meeting is required to amend our certificate of incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000. Abstentions and broker non-votes will not be counted either for or against this proposal.

•	Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority in voting power of our capital stock entitled to vote and present in person or by proxy at the meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 21, 2008. Abstentions and broker non-votes will not be counted either for or against this proposal.

Are abstentions and broker non-votes part of the quorum?

Abstentions, broker non-votes and votes withheld for director nominees, the amendment to our certificate of incorporation and the ratification of our independent registered public accounting firm count as “shares present” at the meeting for purposes of determining a quorum.

What if I don’t vote for some or all of the matters listed on my proxy card?

If you are a registered Stockholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not vote on:

•	for the director nominees to the Board listed on the proxy card;

•	for the amendment of our certificate of incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000; and

•	for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 21, 2008.

How will proxies be solicited?

Proxies will be solicited by mail and through our website. Proxies may also be solicited by our officers and regular employees personally or by telephone or facsimile, but such persons will not be specifically compensated for such services. We have also hired The Altman Group, Inc. to assist us in the solicitation of proxies. We will pay The Altman Group a fee of $6,500 plus expenses. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our Common Stock. We will pay the expense of preparing, assembling, printing, mailing and soliciting proxies.

Is there electronic access to the proxy materials and annual report?

Yes. As permitted by the Securities and Exchange Commission, or the SEC, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to certain Stockholders who hold shares in “street name” through a bank, broker or other holder of record. All such Stockholders will have the ability to access this proxy statement and our 2007 annual report on a website referred to in the Notice or to request a printed set of these materials at no charge. Instructions on how to access these materials over the Internet or to request a printed copy may be found in the Notice.

We first made available the proxy solicitation materials at http://www.proxyvote.com on or around April 18, 2008 to all Stockholders entitled to vote at the annual meeting. Our 2007 annual report was made available at the same time and by the same methods.

Any beneficial owner may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. If you hold your shares through a bank, broker or another financial institution, refer to the information provided by that entity for instructions on how to elect this option. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to Stockholders and will reduce the impact of annual meetings on the environment. A Stockholder’s election to receive proxy materials by mail or email will remain in effect until the Stockholder terminates it.

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board currently consists of eleven members, who are divided into three classes of directors. Each of Thomas P. Storrs, Charles G. Raymond and James W. Down has been designated a Class III director who will hold office until the 2008 annual meeting of our Stockholders and until his successor has been duly elected and qualified. Each of Alex J. Mandl, Ernie L. Danner, James G. Cameron and Norman Y. Mineta has been designated a Class I director who will hold office until the 2009 annual meeting of our Stockholders and until his successor has been duly elected and qualified. Each of Vern Clark, Dan A. Colussy, William J. Flynn and Francis Jungers has been designated a Class II director who will hold office until the 2010 annual meeting of our Stockholders and until his successor has been duly elected and qualified.

If you do not wish your shares of Common Stock to be voted for particular nominees, you may so indicate on the enclosed proxy card. If, for any reason, any of the nominees becomes unavailable for election, the individuals named in the enclosed proxy card may exercise their discretion to vote for any substitutes proposed by the Board. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

Our Board unanimously recommends a vote FOR each of the following nominees:

•	Thomas P. Storrs

•	Charles G. Raymond

•	James W. Down

The names and biographical information about these nominees can be found under “Identification of Executive Officers and Directors” elsewhere in this proxy statement.

PROPOSAL 2: INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 50,000,000 TO 100,000,000

Our certificate of incorporation currently provides for 80,500,000 authorized shares of capital stock, consisting of preferred stock and 50,000,000 authorized shares of Common Stock. As of April 7, 2008, the number of shares of Common Stock that were authorized but not outstanding or reserved for issuance was 5,018,466.

On August 8, 2007, we issued $330 million aggregate principal amount of 4.25% Convertible Senior Notes due 2012. In connection with the sale of the convertible notes, we also entered into warrant transactions whereby we sold warrants to acquire shares of our Common Stock. In connection with the issuance of the convertible notes and warrants, we had reserved the maximum number of shares of Common Stock issuable pursuant to the indenture for the convertible notes and pursuant to the confirmations for the warrants. In addition, we agreed to use our best efforts to obtain approval from our shareholders to increase the number of authorized but unissued shares of Common Stock to 12,144,000 shares. If we do not succeed in obtaining the approval for such increase by August 8, 2009, then a termination event will exist under the warrant confirmations.

The Board believes it is desirable to increase the authorized but unissued shares so that after adding the 12,144,000 shares to be available for issuance upon conversion of the convertible notes and issuable in connection with the warrants to the 44,981,534 shares that are outstanding or reserved for issuance as of April 7, 2008, there will be an additional 42,874,466 shares of Common Stock available to issue for other purposes, including financing external and internal growth initiatives and additional management incentives.

Accordingly, the Board proposes to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000 (along with a corresponding amendment to increase the number of aggregate shares of capital stock that the Company is authorized to issue by 50,000,000 shares to 130,500,000 shares).

The authorization of the additional shares would not, by itself, have any effect on the rights of Stockholders. However, holders of Common Stock have no preemptive rights to acquire additional shares of Common Stock, such that the issuance of additional shares could have a dilutive effect on earnings per share and the voting power of existing Stockholders at the time of the issuance. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of our Common Stock.

The Board does not believe an increase in the number of authorized shares of our Common Stock would significantly affect the ability of a third party to attempt to gain control of us. However, it is possible that an increase in authorized shares could render more difficult under certain circumstances or discourage an attempt by a third party to obtain control of us by allowing the issuance of shares that would dilute the share ownership of a person attempting to obtain control or otherwise make it difficult to obtain any required Stockholder approval for a proposed transaction for control. The Board has no current intention to authorize the issuance of additional shares for such purposes and is not aware of any present attempt to obtain control of us or otherwise accumulate our Common Stock.

The purpose of the proposal to increase the number of authorized shares of Common Stock is to satisfy our contractual obligation to increase our authorized but unissued shares, to provide the flexibility to react to internal and external potential growth opportunities through acquisition or internal expansion and to provide additional management incentives.

In addition to the contractual requirement to authorize additional shares for issuance, the Board believes that the adoption of this proposal will enable us to promptly and appropriately respond to business opportunities, such as opportunities to finance acquisitions with Common Stock, to raise additional equity capital or to declare stock splits and stock dividends. Given the number of shares currently available for issuance, we may not be able to effect these business opportunities without first obtaining shareholder approval for an increase in the authorized number of shares of Common Stock. The cost, prior notice requirements and delay involved in obtaining shareholder approval at the time that corporate action may become necessary, could eliminate the opportunity to effect the action or reduce the expected benefits. In addition, the adoption of this proposal will enable the Board to provide management with new or additional stock-based incentives if and when the Board deems such grants to be in the best interests of the Stockholders. The Board has no current intention to authorize the issuance of additional shares for such purposes.

If the Stockholders approve the proposed amendment, the amendment will become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, which would be filed shortly after the Annual Meeting of our Stockholders. The proposed amendment would amend Article IV.1. of our Certificate of Incorporation. A form of the proposed amendment is attached to this proxy statement as Appendix A. The affirmative vote of the holders of a majority in voting power of our capital stock entitled to vote and present in person or by proxy at the meeting is required to approve this amendment.

Our Board unanimously recommends a vote FOR the proposal to amend our certificate of incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected Ernst & Young LLP to serve as our independent registered public accounting firm for our fiscal year ending December 21, 2008. Ernst & Young LLP has served as our independent registered public accounting firm since being retained to perform the audit for our fiscal year ended December 24, 2000. While Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board is submitting the selection of Ernst & Young LLP to our Stockholders for ratification. If our Stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in our best interests and the best interests of our Stockholders.

Ernst & Young LLP has advised us that the firm is independent with respect to us and our subsidiaries. We expect that representatives of Ernst & Young LLP will be present at the meeting to make any statement they may desire and to respond to appropriate questions from our Stockholders.

Independent Registered Public Accounting Firm’s Fees and Services

The following fees were paid to Ernst & Young LLP for services rendered during the periods specified below:

•	Audit Fees: $1,771,000 for the year ended December 23, 2007 and $2,250,000 for the year ended December 24, 2006. $244,000 of the audit fees for the fiscal year ended December 23, 2007 relate to the Company’s offering of 4.25% convertible senior notes due 2012 and the Company’s tender offers relating to the Company’s subsidiaries’ 9% senior notes due 2012 and the 11% senior discount notes due 2013. $405,000 of the audit fees for the fiscal year ended December 24, 2006 relate to the Company’s secondary offerings of common stock.

•	Audit-Related Fees: $19,000 for the year ended December 23, 2007 and $61,000 for the year ended December 24, 2006 for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements, other than the fees reported above.

•	Tax Fees: $170,000 for the year ended December 23, 2007 and $8,000 for the year ended December 24, 2006 for professional services rendered for tax compliance, tax advice and tax planning.

•	All Other Fees: $0 for the year ended December 23, 2007 and $0 for the year ended December 24, 2006.

Pre-Approval of Audit and Non-Audit Services

The charter of the Audit Committee provides that such committee is responsible for the pre-approval of all audit services and non-audit services to be performed for us by our independent registered public accounting firm. To the extent required by applicable law, the fees paid to the independent registered public accounting firm described above for the fiscal year ended December 23, 2007 were pre-approved by the Audit Committee. The Audit Committee is responsible for maintaining hiring policies for employees and former employees of the independent registered public accounting firm. There have been no hirings from the independent registered public accounting firm engaged on our account for the last three years.

Our Board unanimously recommends a vote FOR the certification of Ernst & Young LLP to serve as our independent registered public accounting firm.

CORPORATE GOVERNANCE MATTERS AND
COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

Our business and affairs are managed by our Board. To assist it in carrying out its responsibilities, our Board has established the three standing committees described below, under “Committees of the Board of Directors.” The charter for each of these committees, as in effect from time to time, may be found on our web site, http://www.horizonlines.com. The charter for each of these committees is also available in print to any stockholder upon written request directed to our Secretary at our principal executive offices, 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. Each of these committees has the right to retain its own legal counsel and other advisors.

In order for us to be permitted under the Jones Act to provide our shipping and logistics services in markets in which the marine trade is subject to such statute, our bylaws provide that not more than a minority of the members of our Board necessary to constitute a quorum of the Board may be non-U.S. citizens. In addition, a majority of the members of our Board are required to be U.S. citizens.

Corporate Governance Guidelines

The Board believes that a commitment to good corporate governance enhances shareholder value. To that end, the Board has adopted governance policies and procedures to ensure effective governance of the Board and the Company. Our corporate governance guidelines, as in effect from time-to-time, may be found on our web site, http://www. horizonlines.com. Our corporate governance guidelines are also available in print to any stockholder upon written request directed to our Secretary at our principal executive offices, 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. Our Board intends to review its corporate governance principles, committee charters and other aspects of governance annually or more often if necessary to remain current in all aspects of corporate governance.

Code of Ethics

We have adopted the Horizon Lines Code of Business Conduct and Ethics, or the Code of Ethics, which is applicable to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and other senior financial officers performing similar functions. The Code of Ethics satisfies all of the requirements of the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC pursuant to the Sarbanes-Oxley Act. The Code of Ethics also satisfies the listing standards established by The New York Stock Exchange. The Code of Ethics is posted on our website under Corporate Governance at http://www.horizonlines.com. We will furnish a print copy of the Code of Ethics to any stockholder or interested person, without charge, upon written request directed to our Secretary at our principal executive offices.

Waivers of provisions of the Code of Ethics that are granted to any of our directors or executive officers may only be made by our Board or by a committee designated by our Board. Any waiver that is granted to any director or executive officer will be publicly disclosed as required by The New York Stock Exchange and applicable laws, rules and regulations.

Director Independence

Our Board reviews annually the independence of each director with the assistance of legal counsel. During these reviews, our Board considers transactions and relationships between each director (and his immediate family and affiliates) and the Company to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. The Board determined that none of the directors who qualify as independent has a material business, financial or other type of relationship with the Company (other than as a director or shareholder of the Company). In addition, no director of the Board serves as a director, trustee or executive officer of a charitable organization that, in any single fiscal year, receives contributions from the Company in an amount that exceeds the greater of $1 million or two percent of the revenues of that organization. Our Board has determined that no transactions or relationships exist that would disqualify Messrs. Cameron, Colussy, Danner, Flynn, Jungers, Mineta, Clark, Mandl or Storrs under the New York Stock Exchange rules and that each of them satisfies the independence requirements of The New York Stock Exchange. Our Board also determined that Mr. Down, who was paid as an independent consultant in 2006, and Mr. Raymond, our Chief Executive Officer, do not satisfy the independence requirements of the New York Stock Exchange.

Board Meetings and Attendance

Our Board met eight times during the fiscal year ended December 23, 2007. Each incumbent director attended at least 75% of the total of all Board and committee meetings he was entitled to attend during the fiscal year ended December 23, 2007, except Mr. Jungers who attended 68% of meetings and Mr. Mineta who attended 45% of meetings. All nominees and directors are invited to attend the annual meeting of shareholders, but we do not have a policy requiring such attendance. Two directors attended the 2007 Annual Meeting.

Executive Sessions of the Board

The non-management directors meet regularly without management present in conjunction with each Board meeting. After the executive session, a designated director updates the Chief Executive Officer on the key items discussed. The chairman of the Company’s Nominating and Corporate Governance Committee presides at such regularly scheduled executive sessions of the non-management directors.

Committees of the Board of Directors

Our Board has the authority to appoint committees to perform certain management and administration functions. Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition of the Board committees complies with the applicable rules of The New York Stock Exchange and the provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, including all applicable independence requirements.

In addition, in order for us to be permitted under the Jones Act to provide our shipping and logistics services in markets in which the marine trade is subject to such statute, our bylaws provide that not more than a minority of the members of any such committee necessary to constitute a quorum of such committee may be non-U.S. citizens. In addition, a majority of the members of each committee of our Board are required to be U.S. citizens.

Audit Committee

Our Audit Committee operates pursuant to a written charter that complies with the applicable provisions of the Sarbanes-Oxley Act and the related rules of the Securities and Exchange Commission, or SEC, as well as the listing standards of The New York Stock Exchange.

Under its charter, the Audit Committee assists our Board in fulfilling its responsibility to oversee (i) the conduct by our management of our financial reporting process, (ii) the integrity of the financial statements and other financial information provided by us to the SEC and the public, (iii) our system of internal accounting and financial controls, including the internal audit function, (iv) our compliance with applicable legal and regulatory requirements, (v) the independent auditors’ qualifications, performance, and independence, and (vi) the annual independent audit of our financial statements. In addition, the Audit Committee is directly and solely responsible (subject to any required stockholder ratifications) for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. Also, the Audit Committee is responsible for preparing the report required by the SEC to be included in this proxy statement.

The Audit Committee met six times during the fiscal year ended December 23, 2007. Mr. Danner is the chairman of our Audit Committee, and the members of our Audit Committee are Messrs. Mandl and Storrs. Our Board has determined that Messrs. Danner, Mandl and Storrs are each “independent,” as such term is defined under the rules of the SEC and the listing standards of The New York Stock Exchange. None of the members of our audit committee are relying on an exemption provided by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, our Board has determined that Messrs. Danner, Mandl and Storrs are “Audit Committee financial experts” under the requirements of the SEC and The New York Stock Exchange.

Compensation Committee

The Compensation Committee was established by the Board to oversee the Company’s executive compensation plans and programs. The Compensation Committee met eight times during the fiscal year ended December 23, 2007. The Compensation Committee is comprised of four non-employee Directors, including the chairman, Mr. Flynn. The other members of our Compensation Committee are Messrs. Cameron, Colussy and Jungers. Each member of the committee has been determined by the Board to be independent under the New York Stock Exchange’s listing requirements. The Board has adopted a charter for the Compensation Committee, which is available on the Company’s web site at http://www.horizonlines.com by first clicking on “Investor Relations” and then “Corporate Governance.” The charter is also available in print to any stockholder by making a written request to Robert S. Zuckerman, Secretary, 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. The Compensation Committee has authority under its charter to retain, approve fees and terminate advisors, consultants, attorneys, and agents as necessary to help it fulfill its responsibilities.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include the following:

•	to review at least annually the goals and objectives of the Company’s executive compensation plans in relation to the compensation of the Company’s executive officers and to amend those goals and objectives as it deems appropriate (or recommend such actions to the Board);

•	to evaluate annually the performance of each of the Company’s executive officers in light of the goals and objectives of the Company’s compensation plans, and, based on those evaluations, to determine and approve (or recommend to the Board for its approval) the total compensation level of each executive officer;

•	to review at least annually the Company’s executive compensation plans in light of the Company’s compensation goals and objectives, and to adopt new or amend existing executive compensation plans (or to recommend such actions to the Board);

•	to identify, in consultation with the management of the Company, those employees subject to Section 162(m) of the Internal Revenue Code of 1986 and/or Section 16(b) of the Securities Exchange Act (which are referred to as the “Section 162(m) Executives”) and, subject to the provisions of any employment contracts, set performance targets for eligibility for bonuses (if any), and approve bonus awards for such Section 162(m) Executives (including any equity-based bonus awards); and

•	to perform other functions or duties deemed appropriate by the Board or otherwise assigned to the committee under the terms of a Company executive compensation plan.

In addition to these functions, the Compensation Committee has responsibility to review and approve, or recommend to the Board for its approval, the appropriate level of compensation for Directors. The compensation paid to non-management directors in 2007 is described on page 35.

Compensation Committee Interlocks and Insider Participation

None of our Compensation Committee members and none of our executive officers have a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions.

Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee operates pursuant to a written charter that complies with the listing standards of The New York Stock Exchange. Under its charter, the Nominating and Corporate Governance Committee assists our Board in fulfilling its responsibilities by establishing, and submitting to the Board for approval, criteria for the selection of new directors, identifying and approving individuals qualified to serve as members of our Board, selecting director nominees for our annual meetings of Stockholders, evaluating the performance of our Board, reviewing and recommending to our Board, any appropriate changes to the committees of the Board and developing and recommending to our Board, corporate governance guidelines and oversight with respect to corporate governance and ethical conduct.

Mr. Colussy is the chairman of our Nominating and Corporate Governance Committee, and the other members of our Nominating and Corporate Governance Committee are Messrs. Clark and Mineta. The Nominating and Corporate Governance Committee met three times during the fiscal year ended December 23, 2007.

The Nominating and Corporate Governance Committee has a policy with regard to the consideration of any director candidates recommended by Stockholders. Suggestions for candidates to our Board may be made in writing and mailed to the Nominating and Corporate Governance Committee, c/o Robert S. Zuckerman, Secretary, at our principal executive offices, 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. Nominations must be submitted in a manner consistent with our bylaws. We will furnish a copy of the bylaws to any person, without charge, upon written request directed to our Secretary at our principal executive offices. Each candidate suggestion made by a Stockholder must include the following:

•	the candidate’s name, contact information, detailed biographical information, qualifications and an explanation of the reasons why the Stockholder believes that this candidate is qualified for service on our Board;

•	all information relating to the candidate that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or as otherwise required, under the securities laws;

•	a written consent of the candidate to being named in a Company proxy statement as a nominee and to serving as a director, if elected; and

•	a description of any arrangements or undertakings between the Stockholder and the candidate regarding the nomination.

Our Nominating and Corporate Governance Committee will evaluate all Stockholder-recommended candidates on the same basis as any other candidate. Among other things, the Nominating and Corporate Governance Committee will consider the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to the Board and its committees. See “Submission of Stockholder Proposals” for information with respect to nominations of director candidates by Stockholders for the 2009 Annual Meeting of Stockholders.

Certifications

The Company filed the certifications required by Section 302 of the Sarbanes-Oxley Act as Exhibits 31.1 and 31.2 to its Annual Report on Form 10-K for the fiscal year ended December 23, 2007, which was filed with the SEC on February 6, 2008. The Company filed the certification required by Section 303A.12 of the New York Stock Exchange Listed Company Manual for 2007 with the New York Stock Exchange on June 12, 2007.

IDENTIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information regarding our executive officers and the members of our Board, including nominees for director, as of March 31, 2008:

Name	Age	Position

Charles G. Raymond	64	President and Chief Executive Officer, Chairman of the Board of Directors
John W. Handy	63	Executive Vice President
M. Mark Urbania(1)	44	Executive Vice President and Chief Financial Officer
John V. Keenan	50	President, Horizon Lines, LLC
Brian W. Taylor	49	President, Horizon Logistics Holdings, LLC
Kenneth L. Privratsky	61	Senior Vice President and General Manager, Alaska, of Horizon Lines, LLC
Mar F. Labrador	48	Senior Vice President and General Manager, Hawaii/Micronesia, of Horizon Lines, LLC
Gabriel M. Serra	48	Senior Vice President and General Manager, Puerto Rico, of Horizon Lines, LLC
Robert S. Zuckerman	63	Vice President, General Counsel, and Secretary
Michael T. Avara(1)	49	Vice President, Investor Relations and Treasurer
Dan A. Colussy	76	Director
Francis Jungers	81	Director
James G. Cameron	62	Director
Ernie L. Danner	53	Director
William J. Flynn	54	Director
James W. Down	56	Director
Admiral Vern Clark U.S.N. (Ret.)	63	Director
Norman Y. Mineta	76	Director
Alex J. Mandl	64	Director
Thomas P. Storrs	54	Director

(1)	M. Mark Urbania resigned from his position as Executive Vice President and Chief Financial Officer effective April 4, 2008, and Michael T. Avara was appointed Senior Vice President and Chief Financial Officer of the Company.

Executive Officers

Charles G. Raymond has served as President and Chief Executive Officer and as a director of the Company and Horizon Lines Holding Corp., or Horizon Lines Holding, since July 2004 and of H-Lines Finance Holding Corp., or H-Lines Finance, since December 2004, and as a director of Horizon Lines, LLC or Horizon Lines, since November 1999 and President and Chief Executive Officer of Horizon Lines since December 1999. Mr. Raymond became Chairman of our Board in October 2006. Mr. Raymond has held various senior management positions during his 40-year transportation career, including Group Vice President — Operations and Senior Vice President and Chief Transportation Officer of Sea-Land Service, Inc. from 1994 through 1999. He was an Executive Officer of CSX Corporation from 1994 to 2003. From 1999 until 2003, he was President and Chief Executive Officer of Sea-Land Service Domestic Shipping and CSX Lines, LLC. He currently serves as a member of the National Maritime Security Advisory Council. From May 2000 to May 2003, he served as Chairman of the Marine Transportation National Advisory Council (MTSNAC), which was established by the U.S. Secretary of Transportation. He is a graduate of the United States Merchant Marine Academy (1965) and the Harvard Business School Advanced Management program (1993).

John W. Handy has served as Executive Vice President of the Company since February 2006. Mr. Handy’s major responsibilities include the continued enhancement of trade lane profitability and system service integrity, the leadership of strategic business development and the further development of the Company’s management team as the next generation of leadership. He is a board member of Horizon Services Group, a wholly owned subsidiary of the Company. Mr. Handy served in the United States Air Force for 39 years in a wide variety of leadership positions focused primarily on Logistics. He retired as a four-star general and most recently served as Commander of the United States Transportation Command (USTRANSCOM), which is the single manager for all air, land and sea transportation for the U.S. Department of Defense. Mr. Handy is a graduate of Methodist University (1966), earned his Master’s degree in Systems Management from the University of Southern California (1979), and attended the John F. Kennedy School of Government at Harvard University (1993).

John V. Keenan has served as President of Horizon Lines, LLC since September 2007. Prior to assuming his present position, he served as Senior Vice President and Chief Transportation Office of the Company from February 2006 through August 2007, Senior Vice President and Chief Operating Officer of the Company and Horizon Lines Holding from July 2004 through January 2006, of Horizon Lines from June 2003 through January 2006 and of H-Lines Finance from December 2004 through January 2006. He is responsible for the integrity of Horizon Lines’ operational network and oversees vessel operations, terminal operations, inland operations and equipment utilization. Mr. Keenan joined Sea-Land in 1983 where he held numerous leadership positions. He served as Vice President, Sales and Marketing for Horizon Lines from December 2000 to July 2003. A 27-year veteran of the transportation industry, he began his career in 1979 with the Marine Engineers Benevolent Association, sailing in the capacity of vessel engineer. He holds a B.E. in Marine Engineering from the State University of New York at Fort Schuyler and an M.B.A. from the University of Tennessee.

M. Mark Urbania served as Executive Vice President and Chief Financial Officer of the Company from September 2007 through April 3, 2008. Mr Urbania resigned effective April 4, 2008. Mr. Urbania served as Senior Vice President — Finance and Administration, Chief Financial Officer and Assistant Secretary of the Company and Horizon Lines Holding from July 2004 through August 2007 and of H-Lines Finance from December 2004 through September 2007, Senior Vice President, Finance and Administration of Horizon Lines from September 2004 through September 2007 and Vice President and Chief Financial Officer of Horizon Lines from November 2003 until September 2004. Mr. Urbania has an accounting degree from Walsh University in Canton, Ohio. He began his career in public accounting with Peat Marwick Main & Company.

Kenneth L. Privratsky has served as Senior Vice President and General Manager, Alaska, of Horizon Lines since December 2002 and is responsible for operational, sales and strategic activities of the Alaskan market. He joined Horizon Lines following a 33-year career in the U.S. Army and retirement as a Major General. From July 1999 to October 2002, he was the Commanding General of the Military Traffic Management Command, Alexandria, Virginia. Mr. Privratsky received an M.B.A. from Adelphi University and an M.A. in English from Purdue University.

Robert S. Zuckerman has served as Vice President, General Counsel and Secretary of the Company and Horizon Lines Holding since July 2004 and of H-Lines Finance since December 2004, Secretary of Horizon Lines since January 2000, and Vice President and General Counsel of Horizon Lines since August 2000. Prior to serving in his current positions, Mr. Zuckerman was Deputy General Counsel and Secretary of Sea-Land Service from 1990 to 2000. He has been with Horizon Lines and its predecessors for 29 years. Prior to his employment with Horizon Lines, Mr. Zuckerman served as Assistant Chief with the U.S. Department of Justice, Antitrust Division, where he worked on the President’s Deregulation Task Force. Mr. Zuckerman is a former Chairman of the Transportation and Industry Regulation Committees of the Antitrust Section of the American Bar Association. Mr. Zuckerman is a graduate of Brandeis University and received his law degree from Brooklyn Law School.

Brian W. Taylor has served as President of Horizon Logistics Holdings, LLC since August 2007. Prior to assuming his present position, he served as Senior Vice President, Sales and Marketing, of Horizon Lines, from February 2006 through August 2007. He served as Vice President and General Manager, Hawaii and Guam, of Horizon Lines from June 2000 through January 2006. Prior to this appointment, Mr. Taylor was Vice President and General Manager for the Puerto Rico market from July 1998 to June 2000. Previously, Mr. Taylor held various management positions in sales and marketing both in North America and Asia, including General Manager, of Buyers Consolidated Ltd., Hong Kong, an affiliate of Sea-Land. He joined Sea-Land in 1984 as a sales representative in Montreal, Canada. Mr. Taylor received his B. Comm. and M.B.A. in Business and Financial Management from Concordia University.

Mar F. Labrador is Senior Vice President and General Manager, Hawaii, Guam and Micronesia, of Horizon Lines, and is responsible for operational, sales and strategic activities of the Hawaiian and Guam markets. Prior to this appointment, Mr. Labrador was General Manager, Guam, for Horizon Lines. Mr. Labrador joined Sea-Land in 1994 as a management trainee. Prior to his career with Sea-Land, he was a U.S. Naval Officer serving onboard fast-attack nuclear submarines in the Pacific theater. Mr. Labrador has a Bachelor of Science in Naval Architecture from the U.S. Naval Academy and a Masters in Business Administration from the University of Washington. Mr. Labrador serves on the board of Carole Kai Charities, an organization that supports numerous charities on Hawaii.

Gabriel M. Serra has served as Senior Vice President and General Manager, Puerto Rico, of Horizon Lines since June 2000. He is responsible for the operational, sales and strategic activities of the Puerto Rico market. Prior to assuming his present position, Mr. Serra had been developing Horizon Lines’ agency operations in Puerto Rico as Director, Business Development from January 2000 to June 2000. From 1995 until December 1999, he was General Manager, East Coast South America at Sea-Land. A 26-year veteran of the transportation industry, Mr. Serra joined Sea-Land as Pricing Manager for the Caribbean in 1990. During his tenure with Sea-Land, he has held numerous management positions in Central and South America, including General Manager, Honduras and Nicaragua and Costa Rica/Panama. Mr. Serra began his career in transportation with Concorde Shipping in New Orleans, rising to the position of Vice President of Marketing and Pricing. Prior to being employed by Sea-Land, he was Vice President of Pricing and Traffic for Sea-Barge, Inc.

Michael T. Avara was appointed Senior Vice President and Chief Financial Officers of the Company effective April 4, 2008. Previously, he served as Vice President, Investor Relations and Treasurer of the Company from September 2007. Mr. Avara served as Treasurer of the Company, Horizon Lines Holding and H-Lines Finance from August 2005 through August 2007, as Vice President, Investor Relations, of Horizon Lines from March 2005 through August 2007 and as Treasurer of Horizon Lines from March 2004 through August 2007. He is responsible for the accounting, finance, audit, treasury, risk management and investor relations functions for Horizon Lines and its business units. Prior to joining Horizon Lines in March 2004, Mr. Avara spent 20 years in various accounting and finance functions at CSX Corporation and its subsidiaries, where he most recently served for two years as Assistant Vice President, Corporate Finance, including seven years with CSX Lines, LLC and Sea-Land Service Inc., the predecessors of Horizon Lines, where he held the position of Controller. Mr. Avara began his career in public accounting with Coopers & Lybrand and is a certified public accountant, maintaining a license in the State of Maryland. Mr. Avara received both an M.B.A. in Finance and a B.A. in Accounting from Loyola College in Baltimore, Maryland.

Class III Incumbent Directors — Terms Expiring in 2008

Charles G. Raymond. See “Identification Of Executive Officers And Directors — Executive Officers” for the biography of Mr. Raymond.

Thomas P. Storrs has served as a director of the Company since June 2007. Mr. Storrs is currently Senior Executive Director, Corporate Planning and Control and a Director of Takata Corporation, Tokyo, Japan. Mr. Storrs has held numerous senior management positions with Takata and affiliated companies since Takata acquired Burlington Industries in 1988. From 1998 to 2005, he served as President and Chief Operating Officer, and from 1995 to 1998, he was Treasurer and Chief Financial Officer of TK Holdings Inc. From 1993 to 1995, Mr. Storrs was President and Chief Operating Officer of Inflation Systems Inc., and from 1988 to 1993, he was Executive Vice President and Chief Financial Officer of Highland Industries. Prior to these positions, he was Vice President of Operations and Controller of Burlington Industrial Fabrics. Mr. Storrs earned his BA in economics and mathematics at Yale College and an MBA from the Darden School of the University of Virginia.

James W. Down has served a director of the Company since November 2006. Mr. Down is the former head of Mercer Management Consulting where he spent over 20 years. He also held several management positions with Consolidated Rail Corporation (Conrail) and Air Products and Chemicals, Inc. Mr. Down currently serves on the board of directors of Agility Holdings, Oxfam Americas, CDC (Centers for Disease Control) Foundation, and Outward Bound Professional. He holds a B.S. degree in Engineering from Columbia University and an M.B.A. from The Wharton School of the University of Pennsylvania.

Class I Incumbent Directors — Term Expiring in 2009

Alex J. Mandl has served as a director of the Company since June 2007. Mr. Mandl has been the Chariman of the Board of Gemalto, a global leader in digital security, since December 2007. From June 2006 to November 2007, he was the Executive Chairman of Gemalto. Mr. Mandl has also served as the President and Chief Executive Officer and a member of the Board of Directors of Gemplus, positions he held since August 2002. He has served as a principal in ASM Investments, a company focusing on technology investments, since April 2001. Previously, Mr. Mandl served as Chairman and CEO of Teligent, President and Chief Operating Officer of AT&T and Chairman and CEO of Sea-Land Services, Inc, the domestic and international predecessor of Horizon Lines. Mr. Mandl currently serves on the boards of Gemalto, Dell Inc., Hewitt Associates and Willamette University. Mr. Mandl holds an MBA from the University of California at Berkeley and a BA in economics from Willamette University.

Ernie L. Danner has served as a director of the Company and Horizon Lines Holding since November 2004 and a director of H-Lines Finance since December 2004. He served as a director of Universal Compression Holdings, Inc. from its formation in February 1998 until August 2007. During his tenure at Universal, he also served as its Chief Operating Officer and Executive Vice President, Chief Financial Officer and President, International Division. From December 1988 until 1998, Mr. Danner served as Vice President, Chief Financial Officer and Treasurer of INDSPEC Chemical Company and as a director. Mr. Danner serves on the boards of Copano Energy, LLC, a natural gas gathering and treating company, EXTERRAN Holdings, Inc., an international natural gas services company and EXTERRAN Partners, LLC, a domestic natural gas compression services company. He holds a B.A. degree in Managerial Studies and a Masters of Accounting from Rice University.

James G. Cameron has served as a director of the Company and Horizon Lines Holding since July 2004 and a director of H-Lines Finance since December 2004. Mr. Cameron previously served as a director of Statia Terminals Group N.V., from February 1997, until the liquidation of such corporation in February 2002. Mr. Cameron joined a predecessor of Statia Terminals Group in 1981, and held various positions with predecessors and subsidiaries of Statia Terminals Group, including President and Chairman of the Board of Statia Terminals, Inc., the principal management and administrative subsidiary of Statia Terminals Group, from 1993 until June 2002. His prior experience in the petroleum industry dates back to 1969 when he joined Cities Service Company as a marine engineer. Mr. Cameron subsequently joined Pakhoed USA, Inc., where he served in a variety of management positions. Mr. Cameron is a 1969 graduate of the United States Merchant Marine Academy. Statia Terminals is a former portfolio company of Castle Harlan.

Norman Y. Mineta has served as a director of the Company since December 2006. Mr. Mineta is currently Vice Chairman of Hill & Knowlton, one of the world’s premier communications consultancies. His distinguished career includes 20 years in the U.S. House of Representatives representing the heart of California’s Silicon Valley, the chair of the National Civil Aviation Review Commission and cabinet service under the last two United States presidents. In December 2006, Mr. Mineta was awarded the Presidential Medal of Freedom. Mr. Mineta joined the administration of President George W. Bush in January 2001 and was the longest serving Secretary of Transportation in the history of that cabinet post. He also served as U.S. Secretary of Commerce under President Bill Clinton. Prior to joining the Clinton Administration, he was vice president of Lockheed Martin.

Class II Incumbent Director Nominees — Terms Expiring in 2010

Dan A. Colussy has served as a director of the Company, Horizon Lines Holding and H-Lines Finance since April 2005. Mr. Colussy is the Chairman of Iridium Holdings LLC, the parent of Iridium Satellite LLC, and, since the inception of Iridium Satellite in December 2000, has served in senior management positions with these entities. From 1989 to 1999, he served as Chairman of CareFirst, Inc. From 1985 to 1997, Mr. Colussy served as Chairman, President and Chief Executive Officer of UNC Inc. From 1981 to 1984, he served as Chairman, President and Chief Executive Officer of Canadian Pacific Airlines. From 1970 to 1980, Mr. Colussy served in numerous senior management positions at Pan American World Airways, including President and Chief Operating Officer from 1977 through 1980. Mr. Colussy holds a B.S. in Engineering from the U.S. Coast Guard Academy and an M.B.A. from Harvard University.

William J. Flynn has served as a director of the Company since November 2006. Mr. Flynn has served as President and CEO and as a director of Atlas Air Worldwide Holdings, a publicly traded provider of air industry operations serving global freight transportation needs through its two subsidiary certificated airlines, Atlas Air, Inc. and Polar Air Cargo, since June 2006. Mr. Flynn served as President and CEO of GeoLogistics Corp. from August 2002 to June 2006 and as Senior Vice President of CSX Corporation from April 2000 to July 2002. He currently serves as a director of Allied Waste Industries, Inc. Mr. Flynn has spent nearly 30 years in the transportation industry and has also held senior executive positions with PWC Logistics and Sea-Land Service, Inc. He holds a B.A. degree in Latin American Studies from the University of Rhode Island and a Master’s degree from the University of Arizona.

Francis Jungers has served as a director of the Company, Horizon Lines Holding and H-Lines Finance since April 2005. Mr. Jungers has been an independent investor and consultant for the past several years. He also serves as a director of Esco Corporation, a private metals company. He also is a former Chairman of the Board and Chief Executive Officer of Arabian American Oil Company, a petroleum producer. During his career, Mr. Jungers has served as a director of AES Corporation, Georgia Pacific Corporation, Thermo Electron Corporation, Thermo Eckotek Corporation, and Thermo Instrument Systems, Inc., and an advisory director of Donaldson, Lufkin and Jenrette Securities Corporation and Hyster Corporation.

Vern Clark U.S.N. (Ret.) has served as a director of the Company since April 2007. Admiral Clark retired from the Navy in September 2005 following 37 years of distinguished military service. Admiral Clark’s Navy experience includes having served over half his career in command starting with a Patrol Gunboat as Lieutenant and concluding in the halls of the Pentagon as the Chief of Naval Operations (CNO) and a member of the Joint Chiefs of Staff. In between he commanded ships, two destroyer squadrons, the Atlantic Fleet’s Anti-Submarine Warfare Training Center, a carrier battle group, the Second Fleet, NATO’s Striking Fleet, and the Atlantic Fleet. Admiral Clark is a member of the Board of Directors of Raytheon Company and Rolls Royce North America. He was named visiting professor in the schools of Government and Leadership at Regent University and has also been elected to the Board of Trustees. He currently serves on the Defense Policy Board, the advisory boards with @ Monster.com and Whitney, Bradley & Brown, Inc., is a Senior Executive Advisor for Booz Allen Hamilton, and serves on the Executive Committee of Military Ministry. Admiral Clark earned his undergraduate degree from Evangel College in Springfield, Missouri, and an MBA from the University of Arkansas. He has since received an Honorary Doctorate in Public Service from the University of Toledo, an Honorary Doctorate of Science from Old Dominion University, and an Honorary Doctorate Degree in Humane Letters from Northwest University.

COMMUNICATIONS WITH STOCKHOLDERS

Stockholders and interested parties who wish to send communications to our Board or any individual director, including independent directors and non-management directors, may do so by writing to the Board, c/o Robert S. Zuckerman, Esq., at our principal executive offices, 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. Depending on the subject matter, our Secretary will, as appropriate:

•	forward the communication to the director to whom it is addressed or, in the case of communications addressed to the Board generally, to each member of the Board;

•	attempt to handle the inquiry directly where it is a request for information about us; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper topic.

Stockholder communications that are complaints or concerns relating to financial and accounting methods, internal accounting controls or auditing matters should be sent to the attention of the Chairman of the Audit Committee, Ernie L. Danner. All communications will be summarized for our Board on a periodic basis and each letter will be made available to any director upon request.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of April 7, 2008, certain information with respect to our Common Stock owned beneficially by (1) each director or director nominee, (2) each of our named executive officers, (3) all executive officers and directors as a group, and (4) each person known by us to be a beneficial owner of more than 5% of our outstanding Common Stock. To our knowledge, each of the holders of shares of Common Stock listed below has sole voting and investment power as to the shares owned by such holder, unless otherwise noted.

		Percentage of
	Shares of	Total Common
Name and Address of Beneficial Owner	Common Stock	Stock (%)

Dan A. Colussy(1)	11,767	*
Francis Jungers(1)	61,767	*
James G. Cameron(1)	13,769	*
William J. Flynn(1)	5,808	*
James Down(1)(2)	61,333	*
Norman Y. Mineta(1)	5,808	*
Ernie L. Danner(1)	52,669	*
Vern Clark(1)	5,231	*
Thomas P. Storrs(1)	5,231	*
Alex J. Mandl(1)	5,231	*
Charles G. Raymond(3)	1,014,442	3.4
John V. Keenan(3)(4)	512,846	1.7
M. Mark Urbania(3)	428,252	1.4
Brian W. Taylor(3)(5)	286,535	*
John W. Handy(3)	80,000	*
All directors and executive officers as a group (including those listed above)(3)(6)	2,550,689	8.4
Steinberg Asset Management, LLC(7)(8)(9)	2,066,060	6.8
Baupost Group, L.L.C.(7)(10)(11)	3,771,800	12.5
Tiger Global Management, LLC(7)(12)(13)	2,206,309	7.3
Fairview Capital Investment Management, LLC(7)(14)(15)	1,723,322	5.7
Janus Capital Management, LLC(7)(16)(17)	3,040,483	10.1
Credit Suisse(7)(18)(19)	2,535,391	8.4
FMR LLC(7)(20)(21)	2,755,914	9.1

*	Denotes beneficial ownership of less than 1% of our Common Stock.

(1)	The address for such beneficial owner is c/o Horizon Lines, Inc., 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. Beneficial ownership is determined in accordance with the rules of the SEC.

(2)	Consists of shares held by an irrevocable trust for the benefit of Mr. Down’s spouse. Mr. Down is a trustee of such trust.

(3)	Excludes certain nonqualified stock options granted to such beneficial owner that are not deemed to be beneficially owned by such holder in accordance with the rules of the SEC.

(4)	Includes 13,125 nonqualified stock options granted to Mr. Keenan.

(5)	Includes 4,375 nonqualified stock options granted to Mr. Taylor.

(6)	Includes 73,501 nonqualified stock options granted to executive officers as a group.

(7)	The information with respect to this beneficial owner is according to such beneficial owner’s filings with the SEC. According to these filings, these shares were not acquired for the purpose of or having the effect of changing or influencing control of the company nor in connection with or as a participant in any transaction having such purpose or effect.

(8)	The address for Steinberg Asset Management, LLC is 12 East 49th Street, Suite 1202, New York, New York 10017.

(9)	According to a Schedule 13G/A filed on February 11, 2008 by Steinberg Asset Management, LLC, such reporting person has sole dispositive power with respect to such shares and sole voting power with respect to such shares.

(10)	The address of Baupost Group, L.L.C. is 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.

(11)	According to Schedule 13G filed on January 9, 2008 by Baupost Group, L.L.C., such reporting person has sole dispositive power with respect to such shares and sole voting power with respect to such shares.

(12)	The address of Tiger Global Management, LLC is 101 Park Avenue, 48th Floor, New York, New York 10178.

(13)	According to Schedule 13G filed on February 12, 2008 by Tiger Global Management, LLC (“Tiger Management”), such reporting person has sole dispositive and voting power with respect to such shares, of which 1,338,126 are directly owned by Tiger Global, L.P. (“Tiger Global”), 45,009 are directly owned by Tiger Global II, L.P. (“Tiger Global II”) and 823,174 are directly owned by Tiger Global, Ltd. (“Tiger Ltd.”). Tiger Management is the investment manager of each of Tiger Global, Tiger Global II and Tiger Ltd. and may be deemed to have sole voting and dispositive power with respect to such shares, Tiger Global Performance, L.L.C. (“Tiger Global Performance”) is the general partner of each of Tiger Global and Tiger Global II and may be deemed to have sole voting and dispositive power with respect to such shares owned by such entities, and Charles P. Coleman III is the managing member of each of Tiger Management and Tiger Global Performance and the director of Tiger Ltd. and may be deemed to have sole voting and dispositive power with respect to such shares.

(14)	The address of Fairview Capital Investment Management, LLC is 300 Drakes Landing Road, Suite 250, Greenbrae, CA 94904.

(15)	According to Schedule 13G filed on February 14, 2008 by Fairview Capital Investment Management, LLC, Fairview Capital and Andrew F. Mathieson, each such reporting person has shared dispositive and voting power with respect to such shares.

(16)	The address of Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206.

(17)	According to Schedule 13G filed on February 14, 2008 by Janus Capital Management, LLC, such reporting person may be deemed to have sole voting and dispositive power with respect to such shares.

(18)	The address of Credit Suisse is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland, The address of the principal business and office of Credit Suisse in the United States is Eleven Madison Avenue, New York, New York 10010.

(19)	According to Schedule 13G filed on February 14, 2008 by Credit Suisse, such reporting person shares voting and dispositive power with respect to such shares.

(20)	The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(21)	According to Schedule 13G filed on February 14, 2008 by FMR LLC, such reporting person has sole voting and dispositive power with respect to such shares, of which Fidelity Management & Research Company beneficially owns 1,951,655 shares, Pyramis Global Advisors, LLC beneficially owns 35,795 shares, Pyramis Global Advisors Trust Company beneficially owns 404,231 shares and Fidelity International Limited beneficially owns 364,233 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, as amended, requires our directors and executive officers, and persons who own more than 10% of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such reports received by us with respect to transactions during the fiscal year ended December 23, 2007 or written representations from certain reporting persons, we believe that our directors, executive officers and persons who own more than 10% of our equity securities have complied with all applicable filing requirements for the fiscal year ended December 23, 2007, except that Mr. Serra filed one Form 4 to report two transactions after the applicable filing deadlines and each of Messrs. Mineta and Storrs filed one Form 3 after the applicable filing deadline.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Company’s compensation program is intended to attract, retain, motivate and appropriately reward talented executives who can contribute significantly to the Company’s financial growth and success, and thereby build value for our stockholders over the long-term. This philosophy is based on the following objectives:

•	To offer our executive officers a total compensation package that is competitive in the marketplace for executive talent.

•	To motivate our executive officers to achieve the Company’s business objectives by providing incentive compensation awards that take into account the Company’s overall performance and that measure performance against those business objectives.

•	To provide long-term stock-based compensation arrangements that create meaningful incentives for our executive officers to maximize the future performance of the Company, that further align their interests with those of the Company’s stockholders, and that encourage those executives to remain with the Company.

To achieve these objectives, the Company’s compensation program has been structured to focus on the following primary compensation elements:

•	Base salary. This element is designed to reward executive officers for annual performance and to recognize their individual responsibilities and contributions.

•	Annual cash incentive. Annual incentives are intended to provide variable compensation that is tied to specific measures of Company performance and individual achievement for the year.

•	Long-term stock-based compensation. Stock-based awards are designed to enhance the link between the creation of stockholder value and long-term incentive compensation, and to create an incentive for executives to remain with the Company over a sustained period of time. Stock-based compensation includes stock options and restricted stock awards.

These primary elements of compensation are discussed in greater detail later is this Compensation Discussion and Analysis, along with the other elements of the Company’s overall executive compensation program.

Role of the Compensation Committee

The Compensation Committee of the Board (“the Committee”) oversees the Company’s executive compensation program. The Committee makes decisions regarding the compensation of the Company’s Named Executive Officers, which consist of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated officers of the Company. The Named Executive Officers are listed in the Summary Compensation Table on page 27. The Committee also determines the compensation of certain other executive officers of the Company and its subsidiaries. More information concerning the composition of the Committee and its authority and responsibilities is described in the “Compensation Committee” section at page 8.

The Committee is assisted by Company human resources personnel, outside compensation consultants, internal and outside legal counsel and senior management of the Company, as necessary. The Committee has retained Mercer Human Resource Consulting (“Mercer”), a nationally recognized compensation consulting firm, to provide competitive market pay data and advise the Committee on various items related to executive compensation, such as compensation trends, compensation programs, retention strategies, and methods for aligning pay to the attainment of specific performance goals. Mercer reports directly to the Chairman of the Committee and the Committee approves the scope of Mercer’s work and fees. Mercer participates in meetings with the Committee at its request, including executive sessions during which Company management is not present. The Committee monitors any projects or services which Mercer performs for Company management to assure that Mercer’s advice to the Committee remains objective and is not unduly influenced by the Company’s management.

The Compensation Committee meets several times each year. It met nine times during the 2007 fiscal year. Meetings are regularly attended by the Chief Executive Officer and the Vice President of Human Resources. A portion of each meeting is also held in executive session. The Committee Chairman reports the Committee’s recommendations and/or decisions on executive compensation to the Board. The Committee generally makes recommendations to and seeks approval from the Board concerning compensation for the Chief Executive Officer and any stock-based incentive awards.

Compensation Setting Processes

The Committee uses the following processes to set compensation levels under the Company’s compensation programs. First, the Committee uses Board-approved Company performance measures as the basis for determining annual cash incentive compensation. As discussed in further detail in this Compensation Discussion and Analysis, annual cash incentive compensation is directly tied to the Company’s attainment of target performance measures such as EBITDA and earnings per share. For this purpose, EBITDA is a non-GAAP financial measure defined as net income plus net interest expense, income taxes, depreciation and amortization.

The Committee believes that EBITDA and earnings per share are appropriate performance measures on which to base annual cash incentive compensation because those are the same financial measures that are used by management in making day-to-day operating decisions and which the Board considers in measuring and evaluating Company performance. Additionally, EBITDA is a primary measurement in determining covenant compliance within the Company’s credit facilities. Further details on how the Committee decides what level of performance is selected for the payment of a specified level of compensation are included under Annual Cash Incentive Compensation on page 21.

Second, the Committee assesses individual executive performance as one of the factors in setting base salary and annual cash incentive compensation. The Committee believes that the appropriate method for encouraging attainment of individual performance goals is through annual, variable pay arrangements instead of through promises to provide a higher level of fixed (base) pay in a future year if current year performance meets or exceeds such individual performance goals. Individual performance is measured both on quantitative and qualitative measures. Quantitative measures include Company financial performance criteria, such as EBITDA, earnings per share, and cash flow generation, as well as attainment of specific strategic initiatives. These quantitative measures are applied to individual executives by a performance management process that includes establishing individual objectives for each executive that support the Company’s financial and strategic targets and objectives. Qualitative measures for evaluating individual executive performance include an assessment of various leadership competencies such as effective communication, providing strategic direction, motivating others, fostering teamwork and using sound management principles. The Committee’s assessment of these qualitative measures with regard to individual executive performance is conducted primarily through conversations with and assessments provided by the Chief Executive Officer of the Company. The Committee believes that use of individual performance measures is important because they create incentives for executives to make specific contributions to the Company’s financial success and growth based on their individual levels of responsibility, and because it allows the Company to reward those specific contributions.

Third, the Committee annually reviews data concerning the compensation paid by a peer group of publicly traded companies (the “Peer Group”) to determine whether the Company’s compensation program provides total compensation at competitive levels. In addition, the Committee compares the base pay of its individual Named Executive Officers with that of executives of the Peer Group who hold functionally comparable positions. The Committee also compares the total cash compensation (base pay plus cash incentive compensation) and total direct compensation (total cash compensation plus stock-based incentive compensation) of its individual Named Executive Officers with that of executives of the Peer Group.

This competitive market pay review process is performed with assistance from Mercer. The process involves a comparison of various elements of total compensation, including base pay, total cash compensation and total direct compensation, against similar elements provided by the Peer Group to their executives. The Peer Group consists of companies in the Marine / Ocean Transportation, Oil & Gas Transportation, or Road & Rail industries that have revenues, earnings, and/or capital structures that are similar to the Company. The Peer Group is reviewed periodically by the Committee, with input from Named Executive Officers, including the Chief Executive Officer and the Chief Financial Officer, and is updated as necessary. The Committee believes that the Company competes directly with these Peer Group companies for talent and for stockholder investment. The companies currently comprising the Peer Group are:

• Alexander & Baldwin, Inc.	• Kansas City Southern
• Crowley Maritime Corp.	• U.S. Xpress Enterprises
• Kirby Corp.	• SAIA, Inc.
• American Commercial Lines	• Old Dominion Freight Line
• OMI Corp.	• Quality Distribution, Inc.
• General Maritime Corp.	• Knight Transportation, Inc.
• Werner Enterprises, Inc.	• Universal Truckload Services
• Arkansas Best Corp.	• Heartland Express, Inc.

Allocating Between Different Elements of Compensation

The Committee does not have a fixed standard for determining how an executive officer’s total compensation is allocated among the various elements of the Company’s compensation program. Instead, the Committee uses a flexible approach so that it can specifically reward extraordinary performance and structure annual and long-term incentives that are most likely to enhance stockholder value in light of current and anticipated market conditions. For example, the Committee allocates a portion of each Named Executive Officer’s total compensation to an annual cash incentive compensation program that links the amount of pay directly to Company and individual executive performance for the year. In setting the amounts potentially payable under the annual cash incentive plan, the Committee takes into account other annual cash compensation payable to each Named Executive Officer and how the total annual cash compensation paid to that officer compares to the annual cash compensation paid by companies in the Peer Group to executives in comparable positions. The Committee will generally set total annual cash compensation close to the 50th percentile of the Peer Group for performance that meets the Company’s annual business objectives and between the 50th and

75th percentile of the Peer Group for performance that substantially exceeds annual business objectives. The Committee believes that setting total annual cash compensation at these levels appropriately motivates the Named Executive Officers to seek to exceed these business objectives and thereby enhances shareholder value.

The Committee also seeks to allocate a portion of total compensation to long-term stock-based compensation. The portion of total compensation allocated to stock-based compensation is determined based on various factors including competitive market pay data obtained from the Peer Group, the stock-based compensation that has been awarded to executives in prior years, and Company performance. The Committee typically awards stock options because this form of stock-based compensation provides the executive with value only if the price of the Company stock when the option is exercised exceeds the option’s exercise price. Executives therefore have a direct incentive to increase stock price over the term of the option. In order to foster retention and provide balance with stock options, the Committee will also consider grants of restricted stock. Further details on the use of both stock options and grants of restricted stock can be found under Long-Term Stock-Based Compensation on page 23.

Role of Executive Officers in Compensation Decisions

Compensation decisions for the Named Executive Officers and the other executive officers are made by the Committee. The Chief Executive Officer in consultation with the other Named Executive Officers annually reviews the performance of each other executive officer (other than the Chief Executive Officer whose performance is reviewed by the Committee) and provides recommendations to the Committee based on these reviews with respect to salary adjustments and annual award amounts. Decisions regarding compensation of other employees (other than stock-based compensation) are made by the Company’s Chief Executive Officer in consultation with the other Named Executive Officers. The Committee may exercise discretion to modify any recommended salary adjustment or award as it deems appropriate under the circumstances.

Executive Compensation Decisions for 2007

For the 2007 fiscal year, the principal components of compensation for the Named Executive Officers were:

•	base salary;

•	an annual cash incentive;

•	long-term stock-based compensation;

•	retirement and other benefits;

•	perquisites and other personal benefits.

In addition, the Company is party to employment agreements with two of the Named Executive Officers. These employment agreements provide for certain potential payments upon termination of employment for a variety of reasons, as well as certain payments and benefits during the executive’s employment. Each of the elements of the executive compensation program is discussed in the following paragraphs.

Base Salary

Base salaries are annually reviewed by the Compensation Committee and are adjusted based on a number of relevant factors. During its review of base salaries, the Committee primarily considers the following:

•	relevant market data developed in connection with the peer group review process described above;

•	the executive’s role and responsibilities;

•	individual performance of the executive.

Factors, other than those listed above, that the Compensation Committee may consider during its review of base salaries include an executive’s experience in a particular role, retention concerns, and the Compensation Committee’s judgment based on an executive’s leadership qualities, career with the Company, and long-

term potential to enhance stockholder value. Salary levels are typically reviewed at the beginning of each year and are adjusted effective March 1st. The Committee occasionally will consider base salary adjustments at other time during the year, such as if an executive’s primary role and responsibilities change during the year.

In setting base salaries for 2007, the Committee reviewed market compensation data compiled by Mercer. The data included base salaries, total cash compensation and total direct compensation for the named executive officers of each of the Peer Group companies. Utilizing this data as a base for comparative purposes, the Committee reviewed and considered recommendations from the Chief Executive Officer. The Committee also considered overall Company performance and individual performance, as measured against pre-determined goals and objectives for the year. Overall, the base salaries for the Named Executive Officers as a group were approximately 95% of the base salaries of the Peer Group at the 50th percentile. Based on this review process, including the comparisons to Peer Group data, the Committee approved the base salary adjustments in the table below for the Named Executive Officers.

	2006 Base	2007 Base
Name and Principal Position	Salary	Salary	% Increase

Charles G. Raymond	$615,000	$640,000	4.1%
Chairman, Chief Executive Officer and President
M. Mark Urbania	350,000	364,000	4.0%
Executive Vice President — Finance and Administration and Chief Financial Officer
John W. Handy	345,000	358,000	3.8%
Executive Vice President
John V. Keenan	252,000	272,000	7.9%
Senior Vice President and Chief Transportation Officer
Brian W. Taylor	254,000	264,000	3.9%
Senior Vice President, Sales and Marketing

The roles and responsibilities of Mr. Keenan and Mr. Taylor changed during 2007. Effective September 1, 2007, the Company restructured its transportation and logistics operations under two wholly-owned subsidiaries, Horizon Lines, LLC and Horizon Logistics Holdings, LLC. In conjunction with this business reorganization, Mr. Keenan was promoted to President and Chief Operating Officer of Horizon Lines, LLC and Mr. Taylor was promoted to President and Chief Operating Officer of Horizon Logistics Holdings, LLC. The Committee retained Mercer to reevaluate the base salary and total cash compensation data for each officer based on comparative positions from the Peer Group. After reviewing and considering this data, along with the recommendations from the Chief Executive Officer, the Committee decided to increase the base salaries for Messrs. Keenan and Taylor to reflect the change in their responsibilities under this new business structure. The revised base salary for Mr. Keenan and Mr. Taylor were approximately 94% of the base salary of the Peer Group at the 50th percentile.

	Original 2007	Adjusted 2007
Name and Principal Position	Base Salary	Base Salary	% Increase

John V. Keenan	272,000	325,000	19.5%
President and Chief Operating Officer
Brian W. Taylor	264,000	325,000	23.1%
Senior Vice President, Sales and Marketing

Annual Cash Incentive Compensation

The Company’s annual cash incentive plan is designed to promote the overall objectives of the Company’s executive compensation program. In addition, the program is designed to reinforce the importance of both teamwork and individual initiative and effort, and to provide an incentive for employees to achieve and surpass targeted performance goals. All of the Company’s regular full-time, non-union salaried employees, including the Named Executive Officers, participate in this plan. The annual bonus amount for each participant is based on one or more Company-wide performance measures and an assessment of an individual’s personal performance. The award opportunities under the program, including those for the Named Executive Officers, are established as a percentage of a participant’s base salary. The Committee reviews these award targets for the Named Executive Officers annually in the context of their overall annual cash compensation and total direct compensation in comparison to competitive market pay data.

Each year, the Committee considers how the Company performance measures should be structured to ensure that the amount of the cash incentive potentially payable under the plan is properly aligned with the Company’s business objectives and strategic initiatives. The Committee has determined that EBIDTA and earnings per share are the two primary financial measures that on which annual cash incentive compensation should be based. The Committee has chosen these performance measures because those are the same financial measures that are used by management in making day-to-day operating decisions, in addition to being the primary performance measures that financial analysts and shareholders use to assess the Company’s performance. Additionally, EBITDA is a primary measurement in determining covenant compliance within the Company’s credit facilities. The Committee normally establishes the target level for performance-based cash incentive compensation based on the Company’s internal budget targets, which are reviewed and approved by the Board. The factors that the Committee considers in establishing the compensation target include the aggressiveness of the budget targets, the revenue and earnings growth included in the budget targets as compared to the prior year, and any significant strategic initiatives that may impact the budget targets. This is usually done through discussions with the Company’s Chief Executive Officer, other senior executives and the Board.

Upon completion of the fiscal year, the Committee assesses the performance of the Company based on the performance measures that it established for that year and approves the overall funding level of the cash incentive plan. The Committee then reviews and evaluates the individual performance of executive officers in consultation with the Chief Executive Officer of the Company. The performance of the Chief Executive Officer is reviewed and discussed by the Committee without the Chief Executive Officer present. The review and evaluation of individual performance for each executive officer, including that of the Chief Executive Officer, includes a subjective evaluation of various qualitative measures. Those qualitative measures may include an assessment of various leadership competencies such as effective communication, providing strategic direction, motivating others, fostering teamwork and using sound management principles. The Committee gives consideration to the subjective measures of individual performance along with the assessment of the Company’s performance based on quantifiable performance measures in determining the amount of each Named Executive Officer’s annual cash incentive compensation.

The 2007 cash incentive plan’s Company-wide performance measures were EBITDA and earnings per share. The Committee established the target levels for 2007 for each of these performance measures based on the Company’s internal budget targets and through discussions with the Chief Executive Officer and other executive officers of the Company. Minimum and maximum performance targets were established in a similar manner. Total cash funding for the Company’s annual cash incentive plan are based on total individual award opportunities as determined by a percentage of each participant’s base salary.

The funding levels of the 2007 annual cash incentive compensation plan were determined based on the following:

•	no funding unless minimum threshold performance levels were met;

•	funding of at least 50% but less than 100% of the target award opportunity if minimum threshold performance levels were obtained but target levels were not achieved;

•	funding of at least 100% but less than 150% of the target opportunity if target performance levels were achieved or exceeded;

•	funding of 150% of the target opportunity if the Company achieved or exceeded maximum performance levels.

The specific target performance levels for 2007 established by the Committee, along with minimum and maximum performance targets, were:

	EBITDA ($000’s)	Earnings Per Share ($)	Funding%

Minimum	$170,000	$1.35	50%
Target	$190,000	$1.80	100%
Maximum	$210,000	$2.25	150%

The 2007 target award opportunities and actual payments for the Named Executive Officers, expressed as a percentage of annual base salary, were as follows:

Award%	Charles G. Raymond	M. Mark Urbania	John W. Handy	John V. Keenan	Brian W. Taylor

Target	95%	70%	70%	70%	70%
Actual	0%	0%	0%	0%	0%

Although the Company accomplished a number of significant achievements in 2007, the financial results were negatively impacted by various factors, including a difficult economic environment in Puerto Rico and record oil prices. As a result, the Company did not meet the minimum performance target levels which were established by the Committee for the year, and therefore, no amounts were paid to the Named Executive Officers under the 2007 cash incentive plan.

Long-Term Stock-Based Compensation

The Committee determines the level and the type of stock-based compensation to award to executive officers by considering a number of factors. These factors include job positions, Peer Group market data, Company performance and grant rate compared to the Company’s outstanding shares. In addition, the Committee discusses with the Chief Executive Officer the level and type of stock-based awards for other officers of the Company. The Committee looks at the value of long-term incentive awards, based on the fair value at the date of grant, for the Named Executive Officers as it compares to the Peer Group in the context of long-term incentive compensation, total direct compensation, and total direct compensation mix. Stock-based compensation is typically approved and awarded at the beginning of the second quarter of the fiscal year in order to coincide with the timing of annual reviews and compensation determinations.

Stock options and other types of stock-based compensation are awarded under the Company’s amended and restated Equity Incentive Plan. Under the plan, the exercise price of a stock option must be based on the New York Stock Exchange closing market price of Company common stock on the date the option is granted. The Committee does not grant stock options with an exercise price that is less than the closing price of the Company’s common stock on the grant date or grant stock options which are priced on a date other than the grant date, unless for some reason the grant date is not a trading date, in which case the next trading date’s closing price is used.

For 2007, the Committee decided to award a mix of performance-contingent restricted stock and stock options to the Named Executive Officers and other key management employees. The performance-contingent restricted stock will become vested in March 2010 if the recipient remains in employment with the Company to that time and if the Company’s earnings per share for the fiscal year that ends in 2009 equals or exceeds a target tied to a 15% annual rate of growth. If the recipient does not remain in employment until March 2010 or if the earnings per share target is not met, the recipient will forfeit the shares. However, recipients who retire from the Company after attaining age 59 1/2 but before March 2010 are entitled to proportionate vesting based on their period of employment, provided that the earnings per share target is met. The Committee selected an earnings per share target as a vesting condition because this financial measure is used by management in making day-to-day operating decisions and because it is the primary performance measures that financial analysts and shareholders use to assess the Company’s performance. The Committee determined that a 15% annual growth rate in earnings per share was a moderately aggressive target that would appropriately reward the Named Executive Officers and other key management employees for achieving the Company’s long-term goals and objectives, thereby providing value to shareholders.

The stock options granted by the Committee to the Named Executive Officers and other key management employees will become vested if the recipient continues in employment for three years after the date of grant. The options have a maximum term of ten years from the date on which they were granted. Recipients who retire from the Company after attaining age 59 1/2 but before the end of the three-year vesting period are entitled to proportionate vesting. Recipients will forfeit the right to exercise any potion of the options which do not vest.

The Committee considered the following factors in establishing the 2007 levels of stock-based compensation for each of the Named Executive Officers: recommendations made by the Chief Executive Officer, Company performance, the recipient’s band level within the Company’s overall workforce, prior awards of stock-based compensation, and the value of the equity award as a percentage of the recipient’s total compensation. Competitive market pay data provided by Mercer was also considered in setting the award levels for the Named Executive Officers. The Committee’s process for determining the awards for the Named Executive Officers focused on the accounting fair value of the awards within the context of the overall total compensation of each Named Executive Officer. The Committee compared this award value with the long-term incentive compensation for executives in comparable positions with the Peer Group. Consideration was also given to the estimated value of the Company’s prior year equity awards.

The Company employs a process that groups individuals within bands which helps in monitoring pay ranges, cash incentive award levels and equity award levels. Bands are determined based on job level and responsibility.

Although competitive market pay data is looked at collectively and on a position by position basis, equity awards are treated consistently across band levels.

In June 2007 the Committee granted $2.5 million of restricted stock to Mr. Raymond (as valued on the closing stock price on the date of grant). The restricted stock was granted in exchange for the termination of Mr. Raymond’s rights under his employment agreement with the Company and to provide an incentive for Mr. Raymond to continue with the Company until the restricted stock vests. The restricted stock will vest on December 31, 2009 if Mr. Raymond remains in employment with the Company through that date. The Committee decided that it was appropriate to terminate Mr. Raymond’s employment agreement because the original term of his employment agreement was close to expiring and the Committee believed that annually renewing the existing contract was not in the best interest of the Company. The Committee determined that providing Mr. Raymond with the restricted stock award was appropriate because it adequately replaced the contractual severance arrangement, it requires Mr. Raymond to remain with the Company for an extended period in order to receive any benefit from the award, it has a stronger performance-orientation than the severance arrangement, and it creates further shareholder alignment. In determining the amount of the restricted stock award, the Committee considered the approximate value of the severance pay to which Mr. Raymond would be entitled to receive under the employment agreement.

Retirement and Other Benefits

The Company maintains a tax-qualified Section 401(k) savings plan for all of its non-union employees, including the Named Executive Officers. The plan provides a Company matching contribution equal to 100% of an employee’s contributions, up to a maximum contribution of 6% of the employee’s annual base salary. All contributions to the Section 401(k) savings plan, including Company matching contributions, are fully-vested upon contribution. The Company’s other benefit plans primarily include health care insurance and related benefits, group life insurance, disability, tuition assistance, and an employee stock purchase plan which allows eligible employees to purchase Company stock at a 5% discount. The Compensation Committee has reviewed these other components of compensation in relation to the total compensation of the Named Executive Officers, and determined that they are reasonable and appropriate.

The Company does not maintain any defined benefit pension plans or any nonqualified deferred compensation arrangements.

Perquisites and Other Personal Benefits

The Company provides the Named Executive Officers with certain perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with the overall objectives of attracting, retaining, motivating and appropriately rewarding talented executives for key positions. These perquisites and other personal benefits consist of:

•	reimbursement of premiums for supplemental term life insurance

•	reimbursement of country club, airline club and social club dues

•	reimbursement of annual physical exam expenses

•	reimbursement of tax and financial planning consultation expenses

•	reimbursement of home security system costs

•	an automobile allowance

•	reimbursement or payment of relocation expenses

•	reimbursement of spousal travel expenses if warranted for business reasons

•	tax equalization and/or tax gross-up payments on certain expenses and benefits listed above

The Committee annually reviews the levels of perquisites and other personal benefits provided to the Named Executive Officers to determine whether these programs continue to serve the purposes for which they are intended and that they continue to be reasonable. The Committee reviewed these benefits for 2007 and determined that they were reasonable and continued to promote the goals of the Company’s executive compensation program. Information concerning the amount of the perquisites and other personal benefits provided during 2007 to the Named Executive Officers is contained in the Other Benefits Table on page 28.

Employment Agreements

Mr. Keenan is, and during 2007 Mr. Urbania was, a party to employment agreements with a subsidiary of the Company. Each of these agreements provided for certain payments and other benefits if the executive’s employment terminates under specified circumstances, as well as certain payments and benefits during the executive’s employment. Each of these employment agreements was entered into before the Company’s stock became publicly traded. The Company believed at that time that employment agreements were important to recruit and retain key executive talent. The Committee has not determined that it is necessary to enter into employment agreements with other executives of the Company since that time. The Committee is currently reevaluating the policy of having employment agreements with any of its executives. More information concerning these employment agreements is contained in the “Employment Agreements” section on page 30 and in the “Potential Payments Upon Termination” section on page 32.

Other Matters

Stock Ownership Guidelines

To directly align the interests of executive officers with the interests of the stockholders, the Committee approved a stock ownership program that requires certain executive officers, including the Named Executive Officers, to maintain a minimum equity ownership interest in the Company. These stock ownership guidelines apply to each Company executive who is at a vice president level or above. Each executive’s required level of stock ownership is determined based on a multiple of the executive’s annual base salary and is then converted to a fixed number of shares of the Company’s common stock using a 365-day average closing price per share. The base salary multiple varies depending upon the executive’s position. Executives are required to achieve their required ownership level within five years of becoming subject to such guidelines. Once the required ownership level has been achieved, an executive is expected to maintain this minimum level of ownership until such time as the executive is no longer subject to the stock ownership guidelines. An executive ceases to be subject to the stock ownership guidelines when the executive’s employment with the Company terminates or if the executive’s position with the Company changes to a position that is not subject to the stock ownership guidelines. If an executive does not meet or maintain the executive’s required ownership level within the required timeframe, then the executive’s participation in any stock-based long-term incentive plan may be restricted, at the discretion of the Committee. The stock required ownership levels for each of the Named Executive Officers are based on the following base salary multiples:

• Charles G. Raymond	5 times base salary
• M. Mark Urbania	3 times base salary
• John W. Handy	3 times base salary
• John V. Keenan	3 times base salary
• Brian W. Taylor	3 times base salary

In 2007, each Named Executive Officers was in compliance with the Company’s stock ownership guidelines.

Tax Implications of Executive Compensation

To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the individual executive officers of various compensation payments and benefits. Interpretations of and changes in the tax laws and other factors beyond the Committee’s control also affect the deductibility of compensation. For these and other reasons, the Company will not necessarily in all circumstances limit executive compensation to the amount which is permitted to be deductible as an expense of the Company under Section 162(m) of the Internal Revenue Code. The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees the Company’s executive compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with Company management the Compensation Discussion and Analysis set forth in this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

William J. Flynn, Chairman
James G. Cameron
Dan A. Colussy
Francis Jungers

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table is formatted in accordance with Item 402(c) of Regulation S-K and shows base salary, cash bonus, equity awards — both restricted stock and stock options — and all other compensation, which includes among other things the value of perquisites, 401(k) contributions and tax reimbursements.

As we discussed in greater detail in the Compensation Discussion and Analysis section, our executive compensation program has two components: direct compensation and benefits. Direct Compensation includes base salary, non-equity incentive plan compensation and equity awards.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards(3)	Awards(4)	Compensation(6)	Compensation(6)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Charles G. Raymond	2007	$635,833	$610,025	$239,809	$—	$96,819	$1,582,486
Chairman, Chief Executive Officer and President	2006	608,333	—	166,288	775,000	77,017	1,626,638
M. Mark Urbania(1)	2007	361,667	62,373	110,735	—	34,896	561,115
Executive Vice President — Finance and Administration and Chief Financial Officer	2006	318,833	—	73,142	281,750	40,352	714,077
John W. Handy	2007	355,833	259,144	113,733	—	142,107	870,817
Executive Vice President(2)	2006	316,250	155,972	44,934	237,196	167,788	922,140
John V. Keenan	2007	286,333	62,373	110,735	—	40,687	500,128
President and Chief Operating Officer — Horizon Lines, LLC	2006	250,500	—	73,142	173,880	35,035	532,557
Brian W. Taylor	2007	282,667	62,373	102,179	—	56,469	512,244
President and Chief Operating Officer — Horizon Logistics, LLC	2006	249,505	—	54,939	152,400	360,234	817,078

(1)	Mr. Urbania resigned as Executive Vice President and Chief Financial Officer of the Company effective as of April 4, 2008.

(2)	Mr. Handy commenced employment with the Company on February 1, 2006 at an annual base salary of $345,000. His salary for 2006 was prorated to reflect his employment for only a portion of the year.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of restricted stock awards granted to each of the Named Executive Officers in 2007 as well as prior fiscal years, determined in accordance with Statement of Financial Accounting Standards Number 123, Share-Based Payment, as revised in 2004 (“SFAS 123R”). The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair value is calculated using the closing price of Company common stock on the date the shares of restricted stock were granted. For additional information, refer to note 16 of the Company’s financial statements in the Form 10-K for the year ended December 23, 2007, as filed with the SEC. See the Grants of Plan-Based Awards Table at page 29 for additional information concerning the awards. These amounts reflect the Company’s accounting expense for the awards, and do not correspond to the actual value that may be recognized by the Named Executive Officers.

(4)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to each of the Named Executive Officers in 2007 as well as prior fiscal years, determined in accordance with SFAS 123R. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2007 grants, refer to note 16 of the Company’s financial statements in the Form 10- K for the year ended December 23, 2007, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2007, refer to Note 16 of the Company financial statements in the Form 10-K for the year ended December 24, 2006 and Note 14 of the Company financial statements in the Form 10-K for the year ended December 25, 2005. See the Grants of Plan-Based Awards Table at page 29 for information on options granted in 2007.

These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the Named Executive Officers. All options awarded to the Named Executive Officers during the 2007 fiscal year were granted on March 26, 2007.

(5)	The amounts shown in this column constitute payments made under the 2006 annual performance-based incentive plan. Awards under the plan were calculated and paid in 2007 but are included in compensation for 2006, the year in which they were earned. There were no payments made under the 2007 annual performance-based incentive plan. See the Grants of Plan-Based Awards Table at page 29 for information on the awards granted under this plan in 2007.

(6)	See the All Other Compensation Table and Other Benefits Table below for additional information.

All Other Compensation Table

The following table describes each component of the All Other Compensation table in the Summary Compensation Table for fiscal year 2007.

			Payments Relating
		Tax Gross-Up	to Employee Savings
Name	Other Benefits(1)	Payments(2)	Plan(3)	Total

Charles G. Raymond	$58,583	$24,736	$13,500	$96,819
M. Mark Urbania	17,535	3,861	13,500	34,896
John W. Handy	45,798	82,809	13,500	142,107
John V. Keenan	24,295	2,892	13,500	40,687
Brian W. Taylor	19,827	23,142	13,500	56,469

(1)	See the Other Benefits Table below for additional information.

(2)	This column reports amounts reimbursed for the payment of taxes with respect to individual life insurance premiums, country club dues and initiation costs, and tax equalization adjustments. See the Other Benefits Table below for the incremental costs associated with providing these services.

(3)	This column reports the company matching contributions to the named executive’s section 401(k) savings plan account of up to 6.0% of pay up to the limitations imposed under IRS rules.

Other Benefits Table

The following table describes other benefits and the cost to the company of providing them. The total amount of these other benefits is included in the All Other Compensation Table above for each named executive.

				Dividends on
		Executive	Term Life	Unvested
	Country	Automobile	Insurance	Restricted
Name	Club(1)	Allowance	Policy	Stock(2)	Other(3)	Total

Charles G. Raymond	$15,462	$12,000	$12,105	$16,712	$2,304	$58,583
M. Mark Urbania	5,235	12,000	—	—	300	17,535
John W. Handy	26,625	12,000	3,914	—	3,259	45,798
John V. Keenan	4,715	12,000	2,986	—	4,594	24,295
Brian W. Taylor	5,715	12,000	2,112	—	—	19,827

(1)	This column reports the total amount reimbursed for monthly country club membership dues and initiation fees.

(2)	This column represents the amount of income for each Named Executive Officer as a result of dividends paid on unvested restricted stock awards.

(3)	This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the Named Executive Officer. These other benefits consist of: (i) financial counseling and tax preparation, (ii) home security system, (iii) automobile insurance, (iv) individual term life insurance premiums, (v) airline and other club dues, and (vi) annual executive physical examination.

GRANTS OF PLAN-BASED AWARDS IN 2007

The following table provides information about equity and non-equity awards granted to the Named Executive Officers in 2007. This information includes (1) the grant date of the award; (2) the estimated payouts under non-equity incentive plan awards, which consist of the potential payout levels under the 2007 annual performance-based incentive plan; (3) the estimated future payouts under equity incentive plan awards; (4) the number of shares underlying restricted stock awards; (5) the number of shares underlying stock option awards; (6) the exercise price of the stock option awards, based on closing price of Company common stock on the date of grant and (7) the grant date fair value of each equity award, computed under SFAS 123R.

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Date Fair
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	Value of
		Plan Awards(1)			Plan Awards(2)			Stock or	Underlying	Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date	($)	($)	($)	($)	($)	($)	(#)(3)	(#)(4)	($/sh)(5)	Awards(6)

Charles G. Raymond	10/27/2006	$304,000	$608,000	$912,000	$—	$—	$—	—	—	$—	$—
	3/26/2007	—	—	—	—	—	—	—	30,000	33.51	317,400
	3/26/2007	—	—	—	15,000	15,000	15,000	—	—	—	502,650
	6/28/2007	—	—	—	—	—	—	75,965	—	—	2,500,008
M. Mark Urbania	10/27/2006	127,400	254,800	382,200	—	—	—	—	—	—	—
	3/26/2007	—	—	—	—	—	—	—	15,000	33.51	158,700
	3/26/2007	—	—	—	7,500	7,500	7,500	—	—	—	251,325
John W. Handy	10/27/2006	125,300	250,600	375,900	—	—	—	—	—	—	—
	3/26/2007	—	—	—	—	—	—	—	20,000	33.51	211,600
	3/26/2007	—	—	—	10,000	10,000	10,000	—	—	—	335,100
John V. Keenan	10/27/2006	113,750	227,500	341,250	—	—	—	—	—	—	—
	3/26/2007	—	—	—	—	—	—	—	15,000	33.51	158,700
	3/26/2007	—	—	—	7,500	7,500	7,500	—	—	—	251,325
Brian W. Taylor	10/27/2006	113,750	227,500	341,250	—	—	—	—	—	—	—
	3/26/2007	—	—	—	—	—	—	—	15,000	33.51	158,700
	3/26/2007	—	—	—	7,500	7,500	7,500	—	—	—	251,325

(1)	These columns show the awards granted under the 2007 annual performance-based incentive plan. The performance measures, percentage of base salary for determining award amounts and other criteria for the awards are described in the Compensation Disclosure and Analysis beginning on page 17. The amount that was actually earned by each Named Executive Officer is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table at page 27. Amounts are considered earned in 2007 although the payments, if any, were not made until 2008.

(2)	These columns show the performance-based restricted share awards granted in 2007. The performance measures and other criteria for the awards are described in the Compensation Disclosure and Analysis beginning on page 17. If the performance criteria are met then the awards will vest on March 26, 2010, three years after the date of the grant.

(3)	This column shows the number of shares of restricted stock that were granted to Mr. Raymond on June 28, 2007 in connection with the termination of his employment agreement with the Company. All of the restricted shares vest on December 31, 2009 if Mr. Raymond remains continuously employed with the Company to that date. Mr. Raymond has the right to receive dividends with respect to the restricted shares during the vesting period to the extent dividends are paid by the Company to its shareholders. For additional information on this restricted stock award refer to the Compensation Discussion and Analysis section.

(4)	This column shows the number of stock options granted in 2007 to the Named Executive Officers. These options will become 100% vested and exercisable on March 26, 2010, three years after the date of grant.

(5)	This column shows the exercise price for the stock options granted, which was the closing price of Company common stock on March 26, 2007, the date the Compensation Committee granted the options.

(6)	This column shows the full grant date fair value of the restricted stock under SFAS 123R granted to Mr. Raymond, and the full grant date fair value of stock options under SFAS 123R granted to each of the

Named Executive Officers in 2007. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s vesting schedule. For restricted stock, fair value is calculated using the closing price of Company common stock on the grant date. For stock options, fair value is calculated using the Black-Scholes option-pricing model which takes into account volatility in the price of our stock, the risk-free interest rate, the estimated life of the award, the closing market price of our stock on the date of grant and the exercise price. The fair value shown for the restricted stock awards and stock option awards are accounted for in accordance with SFAS 123R. For additional information on the valuation assumptions, refer to note 17 of the Company’s financial statements in the Form 10-K for the year ended December 23, 2007, as filed with the SEC. These amounts reflect the Company’s accounting expense, and do not correspond to the actual value that may be recognized by the Named Executive Officers.

Narrative to Summary Compensation Table and Plan-Based Awards Table

Employment Agreements.  During 2006, Messrs. Raymond, Urbania and Keenan were employed pursuant to employment agreements with Horizon Lines, LLC (“Horizon Lines”), a wholly-owned subsidiary of the Company. Each agreement specifies the Named Executive Officer’s base salary, annual bonus opportunity, benefits during employment and post-termination benefits. The employment agreements also impose on each Named Executive Officer certain obligations following termination of their employment.

Mr. Raymond’s employment agreement had an initial term that ended on July 7, 2007. Mr. Raymond’s employment agreement was terminated in June 2007 in exchange for a restricted stock agreement as further described in the Compensation Disclosure and Analysis at page 24.

Mr. Urbania’s employment agreement had a term that expired on December 15, 2006 and which was automatically extended for additional one-year terms on December 15, 2006 and December 15, 2007. Mr. Urbania’s agreement provided for an initial base salary of $288,000, subject to increases as determined by the Compensation Committee, and an annual discretionary bonus of between 30% and 120% of his annual base salary. During 2007, the Compensation Committee exercised discretion to set his target opportunity under the cash incentive plan at 70%. Mr. Urbania was also entitled to participate in employee benefit plans applicable to the senior officers of Horizon Lines, annual vacation and reimbursement for reasonable travel and other business expenses. Mr. Urbania resigned effective April 4, 2008.

Mr. Keenan’s employment agreement (as amended in 2005) has a term that expired on June 15, 2006 and which was automatically extended for additional one-year terms on June 15, 2006 and June 15, 2007. The current term will automatically be extended for successive one-year terms unless either party provides notice of non-extension at least 90 days prior to the expiration of any such one-year extension. Mr. Keenan’s agreement provides for an initial base salary of $243,000, subject to increase as determined by the Compensation Committee, and a discretionary bonus under the Company’s annual cash incentive plan of between 30% and 102% of his base salary. During 2007, the Compensation Committee exercised discretion to set his target opportunity under the cash incentive plan at 70%. Mr. Keenan is also entitled to participate in employee benefit plans applicable to the senior officers of Horizon Lines, annual vacation and reimbursement for reasonable travel and other business expenses.

Mr. Keenan is entitled to certain payments and benefits under his employment agreement only if he is terminated by Horizon Lines or the Company without cause. For additional information concerning these payments and benefits, see Potential Payments Upon Termination on page 32.

Salary and Cash Incentive Awards in Proportion to Total Compensation.  As noted in the Compensation Discussion and Analysis on page 17, the Compensation Committee believes that a portion of each Named Executive Officer’s compensation should be in the form of equity awards. The following table sets forth the percentage of each Named Executive Officer’s total compensation that was paid in the form of base salary and cash incentive award under the 2007 performance-based incentive plan.

Percentage of Total
Name	Compensation

Charles G. Raymond	16%
M. Mark Urbania	47%
John W. Handy	39%
John V. Keenan	41%
Brian W. Taylor	41%

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

The following table provides information about the stock option and stock awards held by the Named Executive Officers as of December 23, 2007. This information includes unexercised and unvested stock options, and unvested restricted stock awards. Each equity award is separately shown for each Named Executive Officer. The vesting schedule for each equity award is shown immediately following the table based on the date on which the equity award was granted and based on whether it is a stock option award or a restricted stock award. The market value of restricted stock awards is based on the closing price of Company common stock as of December 21, 2007 (the last market trading date during the Company’s 2007 fiscal year), which was $19.01.

							Stock Awards
											Equity
											Incentive
											Plan Awards:
	Option Awards									Equity Incentive	Market or
			Number of	Number of				Number of		Plan Awards:	Payout Value of
			Securities	Securities				Shares or	Market Value of	Number of	Unearned Shares,
			Underlying	Underlying	Option			Units of	Shares or Units of	Unearned Shares,	Units or Other
			Unexercised	Unexercised	Exercise	Option		Stock That	Stock That	Units or Other	Rights That
	Option		Options(#)	Options(#)	Price	Expiration	Stock	Have Not	Have Not	Rights That Have	Have Not
Name	Grant Date		Exercisable	Unexercisable	($)	Date	Grant Date	Vested (#)	Vested ($)	Not Vested (#)	Vested ($)

Charles G. Raymond	9/27/2005	(b)	—	124,000	$10.00	9/27/2015	—	—	$—	—	$—
	4/7/2006		—	105,425	12.54	4/7/2016	—	—	—	—	—
	3/26/2007		—	30,000	33.51	3/26/2017	—	—	—	—	—
	—		—	—	—	—	3/26/2007	—	—	15,000	285,150
	—		—	—	—	—	6/28/2007	75,965	1,444,095	—	—

M. Mark Urbania	9/27/2005	(b)	—	54,800	10.00	9/27/2015	—	—	—	—	—
	4/7/2006		—	46,750	12.54	4/7/2016	—	—	—	—	—
	3/26/2007		—	15,000	33.51	3/26/2017	—	—	—	—	—
	—		—	—	—	—	3/26/2007	—	—	7,500	142,575

John W. Handy	—		—	—	—	—	2/1/2006	70,000	1,330,700	—	—
	9/27/2005	(b)	—	10,000	10.00	9/27/2015	—	—	—	—	—
	4/7/2006		—	60,000	12.54	4/7/2016	—	—	—	—	—
	3/26/2007		—	20,000	33.51	3/26/2017	—	—	—	—	—
	—		—	—	—	—	3/26/2007	—	—	10,000	190,100

John V. Keenan	9/27/2005	(b)	—	54,800	10.00	9/27/2015	—	—	—	—	—
	9/27/2005	(a)	13,125	—	10.00	9/27/2015	—	—	—	—	—
	4/7/2006		—	46,750	12.54	4/7/2016	—	—	—	—	—
	3/26/2007		—	15,000	33.51	3/26/2017	—	—	—	—	—
	—		—	—	—	—	3/26/2007	—	—	7,500	142,575

Brian W. Taylor	9/27/2005	(b)	—	37,800	10.00	9/27/2015	—	—	—	—	—
	9/27/2005	(a)	4,375	—	10.00	9/27/2015	—	—	—	—	—
	4/7/2006		—	46,750	12.54	4/7/2016	—	—	—	—	—
	3/26/2007		—	15,000	33.51	3/26/2017	—	—	—	—	—
	—		—	—	—	—	3/26/2007	—	—	7,500	142,575

Option Awards Vesting Schedule

Grant Date	Vesting Schedule

9/27/2005(a)	100% vests in one year from grant date
9/27/2005(b)	100% vests in three years from grant date
4/7/2006	100% vests in three years from grant date
3/26/2007	100% vests in three years from grant date

Stock Awards Vesting Schedule

Grant Date	Vesting Schedule

2/1/2006	100% vests in five years from grant date
3/26/2007	100% vests in three years from grant date
6/28/2007	100% vests on December 31, 2009

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007

The following table provides information for the Named Executive Officers regarding stock options that were exercised during fiscal 2007 and shares acquired under stock awards that vested in fiscal 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

Charles G. Raymond	—	$—	—	$—
M. Mark Urbania(1)	13,125	135,188	—	—
John W. Handy	—	—	—	—
John V. Keenan	—	—	—	—
Brian W. Taylor	—	—	—	—

(1)	Mr. Urbania exercised 13,125 stock options on November 28, 2007. The stock options had an exercise price of $10.00 and a market price of $20.30 on the date of exercise.

POTENTIAL PAYMENTS UPON TERMINATION

Employment Agreements.  As explained in the Narrative to the Summary Compensation Table and Plan-Based Award Table on page 30, the Company entered into employment agreements with Mr. Urbania and Mr. Keenan. The agreements provide for certain payments and other benefits if their employment with the Company (which includes Horizon Lines for purposes of this discussion) is terminated under circumstances described in the agreements. The specific payments and benefits depend on the type of termination event. The standard definitions for the various types of termination events covered under the agreements are described below, although the exact definitions may vary by agreement and by Named Executive Officer. Mr. Urbania resigned without good reason effective April 4, 2008.

•	“Non-extension of Term by the Executive” means a termination initiated by the Named Executive Officer by providing notice to the Company that the current term of the agreement will not be automatically extended beyond its scheduled end date.

•	“Resignation without Good Reason” means a termination initiated the Named Executive Officer that is not a Non-extension of Term by the Executive.

•	“Termination for Cause” means termination of the Named Executive Officer’s employment by the Company due to his failure to substantially perform the duties of his position; his failure to comply with or carry out any lawful and reasonable directive of the Board, the Company or the Chief Executive Officer; his material breach of the Company’s Code of Business Conduct and Ethics; his conviction, plea of no contest or imposition of unadjudicated probation for any felony other than a traffic violation or purely as a result of his title or position; his unlawful use or possession of illegal drugs; or his commission of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company. The Named Executive Officer must be given advance notice and a specified period to remedy certain of these events before his employment can be terminated for cause.

•	“Termination without Cause” means a termination by the Company of the Named Executive Officer’s employment that is not a (1) Termination for Cause, (2) Non-extension of Term by the Company or (3) Disability Termination or Death Termination.

•	“Non-extension of Term by the Company” means termination initiated by the Company by providing notice to the Named Executive Officer that the current term of the agreement will not be automatically extended beyond its scheduled end date.

•	“Disability Termination” means termination of employment by the Company because of a disability for which they are entitled to receive benefits under the Company’s long-term disability plan.

•	“Death Termination” means the automatic termination of the agreement upon the Named Executive Officer’s death.

Each Named Executive Officer is subject to non-competition and non-solicitation restrictions following termination of their employment for any reason. These restrictions apply for 12 months. In addition, Mr. Urbania and Mr. Keenan are entitled to continue coverage under Company-sponsored group health plans following termination of employment (as described below) only if they execute a general waiver and release.

The following tables describe the potential payments and benefits under each employment agreement. The agreements vary as to whether a particular type of termination event entitles the Named Executive Officer to any benefits or payments. None of the Named Executive Officers is entitled to any payments or benefits in connection with a Termination for Cause or Resignation without Good Reason.

M. Mark Urbania
Executive Vice President — Finance and Administration
and Chief Financial Officer

		Non-	Resignation			Non-
Executive Benefits and	Resignation	Extension of	Without		Termination	Extension of
Payments Upon	for Good	Term by the	Good	Termination	Without	Term by the	Disability	Death
Separation(1)	Reason	Executive	Reason	for Cause	Cause	Company	Termination	Termination

Compensation:
Severance(2)	$—	$—	$—	$—	$364,000	$—	$—	$—
Benefits & Perquisites:(3)
Health Plan Continuation(4)	—	—	—	—	13,836	—		—
Total	$—	$—	$—	$—	$377,836	$—	$—	$—

John T. Keenan
President and Chief Operating Officer, Horizon Lines, LLC

		Non-	Resignation			Non-
Executive Benefits and	Resignation	Extension of	Without		Termination	Extension of
Payments Upon	for Good	Term by the	Good	Termination	Without	Term by the	Disability	Death
Separation(1)	Reason	Executive	Reason	for Cause	Cause	Company	Termination	Termination

Compensation:
Severance(2)	$—	$—	$—	$—	$325,000	$—	$—	$—
Benefits & Perquisites:(3)
Health Plan Continuation(4)	—	—	—	—	13,836	—		—
Total	$—	$—	$—	$—	$338,836	$—	$—	$—

(1)	The amounts shown in the above tables were computed based on the following assumptions: the termination date was December 23, 2007; Mr. Urbania’s base salary was $364,000; and Mr. Keenan’s base salary was $325,000.

(2)	Severance is continuation of annual base salary for one (1) year from the date of termination (or, at the option of the executive officer, from the seven-month anniversary of the date of termination) in the event of a Termination without Cause.

(3)	No perquisites or benefits are provided to Mr. Urbania or Mr. Keenan following termination of employment except for the specific item listed.

(4)	For one (1) year following termination of employment, Mr. Urbania and Mr. Keenan and any of their dependents may continue to participate in Company-sponsored group health plans in which they were entitled to participate immediately prior to termination.

Stock Option Awards.  If Mr. Raymond or Mr. Handy had retired on December 23, 2007, the intrinsic value of their unvested stock options that would have vested and become exercisable is $1,234,938 and $292,207, respectively.

Life Insurance Benefit.  If Mr. Raymond had died on December 23, 2007, his survivor would have received $850,000 under the supplemental term life insurance policy for which the Company annually reimburses premiums. For a description of the premiums reimbursed and the tax gross-up payments made by the Company with respect to this supplemental term life insurance policy, see the All Other Compensation Table on page 28 and the Other Benefits Table on page 28.

NON-MANAGEMENT DIRECTOR COMPENSATION FOR FISCAL 2007

The Company uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve as non-management directors on the Board. Director compensation is reviewed annually by the Compensation Committee and changes to the total director compensation package are made when the Board determines that such changes are appropriate. The Compensation Committee may from time to time engage independent compensation consultants to evaluate the Company’s director compensation relative to the same Peer Group of companies that the Committee considers in setting executive compensation, as described in the Compensation Discussion and Analysis on page 19. During the fiscal year ended December 23, 2007, the annual retainer fee for each non-management director was increased from $40,000 to $50,000 with each non-management director also receiving an annual restricted stock grant equal to $60,000 on the date of grant. Committee chairs receive an additional retainer fee. All members of the Board are reimbursed for actual expenses incurred in connection with attendance at Board meetings and committee meetings.

	Fees Earned	Stock	All Other
	or Paid in	Awards	Compensation
Name	Cash ($)	($)(4)	($)	Total ($)

James G. Cameron	$47,500	$60,028	$384	$107,912
John K. Castle(1)	—	—	—	—
Vernon E. Clark(2)	25,000	180,051	36,151	241,202
Dan A. Colussy	51,250	60,028	384	111,662
Ernie L. Danner	58,750	60,028	384	119,162
James W. Down	47,500	180,038	1,278	245,316
William J. Flynn	51,250	180,038	1,278	232,566
Marcel Fournier(1)	—	—	—	—
Thomas M. Hickey(1)	—	—	—	—
Admiral James L. Holloway III, U.S.N. (Retired)	10,000	—	—	10,000
Francis Jungers	49,375	60,028	384	109,787
Alex J. Mandl	25,000	180,051	1,151	206,202
Norman Y. Mineta(3)	47,500	180,038	3,068	230,606
Thomas P. Storrs	25,000	180,051	1,151	206,202

(1)	Mr. Castle, Mr. Fournier, and Mr. Hickey are affiliated with The Castle Harlan Group and chose to forgo any compensation for services they performed as directors of the Company in 2007. Mr. Castle resigned from the Board on May 3, 2007. Mr. Fournier’s Board term ended on June 5, 2007 and he did not run for re-election. Mr. Hickey resigned from the Board on June 5, 2007.

(2)	The amount reported in the All Other Compensation column for Mr. Clark include $35,000 paid during 2007 for services he performed as an independent consultant to the Company during 2007.

(3)	The amount reported in the All Other Compensation column for Mr. Mineta include $1,790 paid during 2007 for the reimbursement of travel expenses for Mr. Mineta’s spouse in conjunction with a Board meeting.

(4)	The amounts under Stock Awards includes 1) 1,744 shares of restricted stock issued on June 5, 2007 with a one year vesting period at a closing price on that date of $34.42 to each director, excluding Mr. Castle, Mr. Fournier, Mr. Hickey, and Mr. Holloway, 2) 4,064 shares of restricted stock issued on January 30, 2007 with a three year vesting period at a closing price on that date of $29.53 to Mr. Down, Mr. Flynn, and Mr. Mineta, and 3) 3,487 shares of restricted stock issued on June 5, 2007 with a three year vesting period at a closing price on that date of $34.42 to Mr. Clark, Mr. Mandl, and Mr. Storrs.

In December 2006 the Compensation Committee retained the services of Mercer Human Resource Consulting to review the Company’s compensation package for non-management directors and to recommend any changes based on their review. Mercer relied on the same industry Peer Group used by the Compensation Committee for setting executive compensation, as discussed in the Compensation Disclosure and Analysis on page 22. Based on the benchmarking analysis performed by Mercer, the Committee recommended to the Board, and the Board approved, the following changes to its 2007 compensation package for non-management directors:

Pay Element	2007 Amount	2006 Amount

Annual retainer fee	$50,000	$40,000
Annual restricted stock grant	$60,000	—
Total direct compensation(1)	$110,000	$40,000
Additional retainer fee for committee chairs:
Audit Committee	$15,000	—
Compensation Committee	$7,500	—
Nominating & Corporate Governance Committee	$5,000	—
Election restricted stock grant(2)	$120,000	—

(1)	Sum of the annual retainer fee and the annual restricted stock grant.

(2)	This is a one-time restricted stock award to a non-management director in connection with his or her initial election to the Board.

Additionally, equity ownership guidelines have been established for non-management directors that will require them to hold shares of Company stock equal in value to three times their annual retainer. This ownership level must be attained within five years of the director’s election to the Board.

AUDIT COMMITTEE REPORT

Under its charter, the Audit Committee assists our board of directors in fulfilling its responsibility to oversee (i) the conduct by our management of our financial reporting process, (ii) the integrity of the financial statements and other financial information provided by us to the SEC and the public, (iii) our system of internal accounting and financial controls, including the internal audit function, (iv) our compliance with applicable legal and regulatory requirements, (v) the independent registered public accounting firm’s qualifications, performance, and independence, and (vi) the annual independent audit of our financial statements. In addition, the Audit Committee is directly and solely responsible (subject to any required stockholder ratifications) for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. Also, the Audit Committee is responsible for preparing the report required by the SEC to be included in this proxy statement. The Audit Committee is currently comprised of three independent directors, each of whom meets the criteria for “independence” under applicable New York Stock Exchange listing standards and the regulations of the SEC and acts under a written charter approved by our Board of Directors and reviewed by the Audit Committee on an annual basis. Our Board of Directors has determined that Messrs. Danner, Mandl and Storrs are “Audit Committee Financial Experts” under the requirements of The New York Stock Exchange and the SEC.

The Audit Committee has met and reviewed and discussed our audited financial statements as of and for the fiscal year ended December 23, 2007, with the Company’s management, which has the primary responsibility for the Company’s financial statements, as well as meeting with the Company’s independent registered public accounting firm, Ernst & Young LLP, who are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and issuing their report thereon. The Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or providing any professional certification with respect to the independent registered public accounting firm’s work product.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communicating with Audit Committees,” as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standard No. 1, “Independence Discussions with Audit Committees,” as amended, by the Independence Standards Board, and has discussed their independence with Ernst & Young LLP. The Audit Committee also considered whether Ernst & Young LLP’s non-audit services to the Company were compatible with the independence requirements and concluded their independence was not compromised by the provision of these services.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board of Directors approved, that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 23, 2007, for filing with the SEC.

By the Audit Committee of the Board of Directors of Horizon Lines, Inc.

Ernie L. Danner, Chairman
Alex J. Mandl
Thomas P. Storrs

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Zuckerman has entered into a severance agreement with Horizon Lines dated March 1, 2004. The agreement provides that if he is terminated by Horizon Lines without cause, as defined below, within twenty four (24) months following a Liquidity Event, as defined below, Horizon Lines will pay him his annual base salary for one year after the termination date, in accordance with its regular payroll practices, and provide him with the continuation of any medical benefits during the severance period, to run concurrently with coverage under the Consolidated Omnibus Budget Reconciliation Act (referred to as COBRA). During the 24-month period following the termination date, Mr. Zuckerman may not directly or indirectly engage in, have an equity interest in, or manage or operate any entity engaging in any containerized shipping business in the Jones Act trade which competes with (i) any business of Horizon Lines, Horizon Lines Holding, their related entities, or their subsidiaries, or (ii) any entity owned by Horizon Lines, Horizon Lines Holding, their related entities, or their subsidiaries, anywhere in the world. Mr. Zuckerman may, however, acquire a passive stock or equity interest in such a business provided that the stock or equity interest acquired is not more than five percent (5%) of the outstanding interest in the business. During this period, he may not recruit or otherwise solicit any employee, customer, subscriber or supplier of Horizon Lines to change its relationship with Horizon Lines or to establish any relationship with him for any competitive purpose. Upon termination of his employment for any reason, Mr. Zuckerman is required not to disclose or disseminate any important, material and confidential proprietary information or trade secrets of the businesses of Horizon Lines.

A “Liquidity Event” is defined as the first occurrence after March 1, 2004 of any of the following: consummation of the sale, transfer or other disposition of the equity securities of Horizon Lines held by its indirect stockholder, Horizon Lines Holding, in exchange for cash such that immediately following such transaction (or transactions), (i) any entity and/or its affiliates, other than Horizon Lines Holding, acquires more than 50% of the outstanding voting securities of Horizon Lines or (ii) Horizon Lines Holding ceases to hold at least 30% of the outstanding voting securities of Horizon Lines and any entity and its affiliates hold more voting securities of Horizon Lines than Horizon Lines Holding.

In general, Horizon Lines will have “Cause” to terminate Mr. Zuckerman’s employment upon the occurrence of any of the following: (i) the determination by the board of directors of Horizon Lines that he failed to substantially perform his duties or comply in any material respect with any reasonable directive of such board, (ii) his conviction, plea of no contest, or plea of nolo contendere of any crime involving moral turpitude, (iii) his use of illegal drugs while performing his duties, or (iv) his commission of any act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against Horizon Lines.

We have adopted the Horizon Lines Code of Business Conduct and Ethics, which specifically addresses conflicts of interest. See “Corporate Governance Guidelines and Code of Ethics”.

SUBMISSION OF STOCKHOLDER PROPOSALS

We currently expect to hold our 2009 Annual Meeting of Stockholders in June 2009. Any stockholder wishing to nominate a candidate for director or to propose any other business at the 2009 Annual Meeting must give us timely written notice. This notice must comply with applicable laws and our bylaws. Copies of our bylaws are available to stockholders free of charge on request to our Secretary, Robert S. Zuckerman, at our principal executive offices, 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. To be timely, notice shall be delivered to our Secretary before January 18, 2009 (the date that is 90 days before the anniversary of the date hereof), and no earlier than December 19, 2008 (the date that is 120 days before the first anniversary of the date hereof); provided, that, in the event the date of the 2009 Annual Meeting is more than 30 days before or after the anniversary date of the 2008 Annual Meeting, notice by the stockholder must be delivered no earlier than 120 days before the 2009 Annual Meeting and no later than the later of 90 days before the 2009 Annual Meeting or 10 days following the day on which we make public announcement of the date of such meeting. The public announcement of an adjournment or postponement of an Annual Meeting of Stockholders shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

APPENDIX A

CERTIFICATE OF SECOND AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HORIZON LINES, INC.

Horizon Lines, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. The Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 12, 2004 and the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on September 21, 2005.

2. Article IV, Section 1 of the Amended and Restated Certificate, as heretofore amended, amended and restated or otherwise modified, is hereby further amended by deleting said Article and Section in its entirety and replacing said Article and Section with the following text:

1. Authorized Capital Stock.  The amount of the total authorized capital stock of the Corporation shall be 130,500,000 shares, comprised of: (i) 30,500,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which (A) 18,000,000 shares are designated as Series A Redeemable Preferred Stock (the “Series A Preferred Stock”) and (B) 12,500,000 shares shall be available for designation in one or more series pursuant to Section 2(a) of this Article IV; and (ii) 100,000,000 shares of Common Stock, par value $.01 per share.

3. The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed as of this  day of          , 2008, by its President and Chief Executive Officer, who hereby affirms and acknowledges, under penalty of perjury, that this Certificate of Amendment is the act and deed of the Corporation, and that the facts stated herein are true.

President and Chief Executive Officer:

Charles G. Raymond

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FORM OF PROXY CARD

HORIZON LINES, INC.

2008 ANNUAL MEETING

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Robert S. Zuckerman, Esq. and Michael T. Avara, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and vote, as designated below, all of the shares of stock of Horizon Lines, Inc. held of record by the undersigned on April 7, 2008, at the 2008 Annual Meeting of Stockholders of Horizon Lines, Inc. to be held on June 3, 2008, and at any and all adjournments or postponements thereof. The Board of Directors unanimously recommends a vote in favor of Proposal 1, Proposal 2, Proposal 3 and Proposal 4.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1, Proposal 2, Proposal 3 and Proposal 4.

(Continued and to be dated and signed on reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

HORIZON LINES, INC.

June 3, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

■ 20330300000000000000	3	060308

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN

1. Proposal to elect three Class III directors to serve for three-year terms or until their successors are duly elected and qualified.				2. Proposal to amend our certificate of incorporation to increase the number of authorized shares of our common stock from 50,000,000 to 100,000,000.	☐	☐	☐

NOMINEES:

☐ FOR ALL NOMINEES	O	Thomas P. Storrs

	O	Charles G. Raymond		3. Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 21, 2008.	☐	☐	☐

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O	James W. Down

☐ FOR ALL EXCEPT (See instructions below)				4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postpone- ments of the meeting.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
 Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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